AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 21, 2006

                       REGISTRATION NO.

                            UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                               FORM SB-2


        REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         ON THE GO HEALTHCARE, INC.
              (Name of small business issuer in its charter)

     Delaware                            3089                     98-0231687
(State of other jurisdiction   (Primary Standard Industrial        (IRS EIN)
of incorporation)               Classification Code Number)

                        85 Corstate Avenue, Unit #1
                              Concord, Ontario
                               Canada L4K 4Y2
                               (905) 760-2987
        (Address and telephone number of principal executive offices)

        85 Corstate Avenue, Unit #1, Concord, Ontario, Canada L4K 4Y2
              (Address of principal place of business or
                         intended principal place of business)

                           Stuart Turk, President
                        85 Corstate Avenue, Unit #1
                             Concord, Ontario
                              Canada L4K 4Y2
                              (905) 760-2987
          (Name, address and telephone number of agent for service)

                        Copies of communications to:

                               Amy Trombly
                          1320 Centre St., Suite 202
                            Newton, MA  02459
                             (617) 243-0060


Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offering. [ ]

If this Form is post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                       CALCULATION OF REGISTRATION FEE

Title of each| Amount to be | Proposed maximum| Proposed maximum| Amount of
class of     | registered(1)| offering price  | Aggregate       | registration
securities to|              | per security (2)| offering price  | fee
be registered|              |                 |                 |
-------------------------------------------------------------------------------
Common stock,|              |                 |                 |
par value    |              |                 |                 |
$.0001 per   |  10,810,500  |     $0.32       |    $3,459,360   |   $370.15
share        |              |                 |                 |
-------------------------------------------------------------------------------

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement shall be deemed to cover additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c). For the purposes of this table, we have used the average of the closing bid and ask prices of the common stock as traded in the over the counter market and reported on the OTC Electronic Bulletin Board on February 16, 2006.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

                                PROSPECTUS
                        ON THE GO HEALTHCARE, INC.
                 OFFERING UP TO 10,810,500 COMMON SHARES

This prospectus relates to the sale of up to 10,810,500 shares of our common stock by our stockholders. We are not selling any securities in this offering and therefore will not receive any proceeds from this offering. However, we may receive funds from the exercise of warrants held by certain selling stockholders. All costs associated with this registration will be borne by us.

The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board or in negotiated transactions during the term of this offering. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol OGHC.OB. On February 17, 2006, the last reported sale price of our common stock was $0.36 per share.
                     __________________________________

               THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.
   YOU SHOULD PURCHASE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 9.
                     ____________________________________

You should rely only on the information provided in this prospectus or any supplement to this prospectus and information incorporated by reference. We have not authorized anyone else to provide you with different information. Neither the delivery of this prospectus nor any distribution of the shares of common stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    Subject to Completion, the date of this Prospectus is February 21, 2006



                                TABLE  OF  CONTENTS

PROSPECTUS  SUMMARY........................................................ 5
RISK  FACTORS.............................................................. 9
CAUTIONARY  STATEMENT  CONCERNING  FORWARD-LOOKING  STATEMENTS............. 9
USE  OF  PROCEEDS..........................................................13
DETERMINATION  OF  OFFERING  PRICE.........................................13
SELLING  SECURITY  HOLDERS.................................................13
PLAN  OF  DISTRIBUTION.....................................................17
LEGAL  PROCEEDINGS.........................................................18
DIRECTORS,  EXECUTIVE  OFFICERS,  PROMOTERS  AND  CONTROL  PERSONS.........18
SECURITY  OWNERSHIP  OF  CERTAIN  BENEFICIAL  OWNERS  AND  MANAGEMENT......20
DESCRIPTION  OF  SECURITIES................................................20
INTEREST  OF  NAMED  EXPERTS  AND  COUNSEL.................................21
DISCLOSURE  OF  COMMISSION  POSITION  OF  INDEMNIFICATION  FOR  SECURITIES
  ACT  LIABILITIES.........................................................21

DESCRIPTION  OF  BUSINESS..................................................21
MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OR  PLAN  OF  OPERATION...........25
DESCRIPTION  OF  PROPERTY..................................................30
CERTAIN  RELATIONSHIPS  AND  RELATED  TRANSACTIONS.........................30
MARKET  FOR  COMMON  EQUITY  AND  RELATED  STOCKHOLDER  MATTERS............31
EXECUTIVE  COMPENSATION....................................................32
FINANCIAL  STATEMENTS................................................F1 - F25
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
  FINANCIAL DISCLOSURE.....................................................34

                             PROSPECTUS SUMMARY

The following information is a summary of the prospectus and it does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus carefully, including the financial statements and the notes relating to the financial statements.

                         ON THE GO HEALTHCARE, INC.

We incorporated in the State of Delaware on July 21, 2000. We immediately acquired International Mount Company Limited, a private corporation owned and operated by Stuart Turk. In October 2003, we acquired the assets and liabilities of Compuquest, Inc. through our subsidiary International Mount. Compuquest was incorporated under the laws of Ontario, Canada in November 1989. Compuquest is an authorized dealer of computer hardware, software and peripherals for Acer America, AST Computer, Hewlett-Packard, Microsoft and Toshiba. We are designated an IBM Business Partner and obtained silver level dealer authorization for Hewlett-Packard/Compaq corporation in 2002.

On June 1, 2004, we acquired the assets and liabilities of Vital Baby Innovations, Inc., a Canadian company headquartered in Toronto, Ontario, the exclusive distributor of the Heinz Baby Basics feeding accessories range and Sudocrem diaper rash cream in Canada.

On February 28, 2005, we acquired 1637033 Ontario Limited and its wholly-owned subsidiary, Helios/Oceana Ltd., an Ontario-based company, that provides IT professional services. We paid for this acquisition by acting on a security agreement on a note receivable for $202,721 and assuming net liabilities of $148,135.

On July 5, 2005, we entered into an Asset Sale Agreement with Vital Products, Inc. We agreed to sell all of our assets and equipment used in our Childcare Division. In exchange for the assets, Vital Products agreed to issue an amount of shares of common stock having an aggregate fair market value of $250,000 and a term note in the amount of $750,000. After this transaction, we decided to focus solely on our computer business.

On July 19, 2005, we entered into an agreement with Elaine Abate, John Abate, Gerhard Schmid, Frank Abate, 1066865 Ontario Inc., and Infinity Technologies Inc. to purchase all of the issued and outstanding shares of Infinity Technologies Inc. stock in exchange for $3,120,000 Canadian dollars. The purchase price was paid in a combination of shares of our restricted stock, cash, and a promissory note for $500,000. The promissory note pays no interest and will be paid in three equal payments on January 15, 2006, February 15, 2006, and March 15, 2006.

On January 10, 2006, we entered into an agreement to purchase all of the issued and outstanding shares of Island Corporation stock in exchange
for $2,311,536 Canadian dollars.   The purchase price was paid in a
combination of 1,060,000 shares of our restricted stock, $1,100,000 in cash
and a promissory note for $400,000.   The promissory note pays no interest
and will be paid as follows: $100,000 on or before January 20, 2006 and the remaining $300,000 paid in twelve equal payments starting on March 31, 2006 and continuing monthly until paid in full.

On January 31, 2006 we entered into an agreement to purchase certain assets
of Solutions In Computing, Inc. in exchange for $280,000 US dollars.   The
purchase price will be paid for with a combination of 700,000 shares of our restricted stock and 100,000 Canadian dollars in cash and a promissory note for $95,000 Canadian dollars with interest at the rate of 5% per annum as follows: monthly payments of principle and interest in the amount of $2,845 on the 1st day of each and every month with the first of such payments to be due and payable on March 1, 2006 and the last of such payments to be due and payable on August 1, 2008.

We are a publicly traded company, which trades on the Over-the-Counter Bulletin Board of the National Quotation Service under the ticker symbol "OGHC.OB"

HOW TO CONTACT US

Our principal executive offices are located at 85 Corstate Avenue, Unit #1, Concord, Ontario, Canada L4K 4Y2. Our telephone number is (905)760-2987.

SALES BY OUR SELLING STOCKHOLDERS

This prospectus relates to the sale of up to 10,810,500 shares of our common stock by the shareholders listed below. The table below sets forth the shares that we are registering pursuant to the Registration Statement to which this prospectus is a part:

Stockholder                                         Number  of Shares
---------------------------------------------       ------------------

Laurus Master Fund, Ltd.                                  7,520,000

Nadav Elituv                                                100,000

David Childs                                                 10,000

Doug Clark                                                   25,000

Tony Diveronica                                               7,500

Jennifer Gardiner                                            25,000

Steven Gryfe                                                  2,000

Thirusenthil Navaratnarajh                                    5,000

John Pentony                                                 17,500

Caroline Pilgrim                                              5,000

Brett W. Gold                                               150,000

Al Kau                                                       70,000

Nadav Elituv                                                100,000

Norm Drolet                                                 500,000

Ettore Naccarato                                            500,000

Pasadena Capital Partners                                    23,500

Dutchess Private Equities                                   460,000

Shazamstocks Inc.                                            30,000

Roch Belisle                                                  7,500

Brian McGillis                                               10,000

Carlos Ventura                                              100,000

Robin Ricalis                                                37,500

Zhou Wei                                                      5,000

John Annis                                                  100,000

Aaron Shrira                                                375,000

Vance Pierre                                                625,000

Total  common  stock being  registered                   10,810,500  shares

Total number of shares of our common stock
outstanding on February 10, 2006                          8,523,752  shares

(1) Does not include:

        The exercise of an option held by Stuart Turk to acquire 16,667 common shares at an exercise price of $1.50 per share with an expiration date of July 15, 2008.

        The conversion of 135,800 shares of Series A Preferred Stock into 13,580,000 shares of common stock held by Stuart Turk.

        The conversion of 143,334 shares of Series A Preferred Stock into 14,333,400 shares of common stock held by Cellular Connection. Stuart Turk is the Principal of Cellular Connection.

        The exercise of Series "C" warrants for 774,000 shares of our common stock held by 9 investors. The Series "C" warrants have an exercise price of $1.00 and expire October 31, 2006.


THE OFFERING

Common  stock  offered              10,810,500  shares

Use  of  proceeds                   We will not receive any proceeds from the
                                    sale by the selling stockholders of our
                                    common stock.  We may receive proceeds
                                    from the exercise of warrants.
                                    See "Use of Proceeds."

Symbol  for  our  common  stock     Our  common  stock  trades  on  the
                                    OTCBB  Market  under  the  symbol
                                    "OGHC.OB"

THE CONVERTIBLE FINANCING FACILITY

On July 14, 2005, we executed a convertible debt facility with Laurus Master Fund, Ltd. for up to $5,500,000. This convertible debt facility was amended and restated on January 13, 2006. The convertible debt facility consists of:

- a $500,000 secured convertible term loan (the "Term Note");

- a secured revolving note for up to $2,500,000 which provides for advances up to 90% of our eligible accounts receivable (the "Revolving Note"); and

- a $2,500,000 convertible minimum borrowing note (the "Minimum Borrowing Note") (collectively, the "Notes").

To the extent we repay the amount outstanding under the Revolving Note, we may reborrow or make additional borrowings, provided that the aggregate amount outstanding may not exceed our eligible accounts receivable criteria. Borrowings under the Laurus debt facility are secured by all of our assets. The facility terminates on July 14, 2008.

Additionally, we issued to Laurus common stock purchase warrants to purchase up to 1,420,000 shares of our common stock at a price of $0.65 per share. The warrants expire on July 14, 2012.

At closing on July 14, 2005, we borrowed a total of $3,400,000 consisting of $500,000 under the Term Note and $2,500,000 under the minimum borrowing note and $400,000 under the Revolving Note. On November 8th we borrowed an additional $200,000 under the Revolving Note. $1,900,000 remains available for borrowing under the Revolving Note. As of February 13, 2006, we had not accessed the remaining amounts available under the convertible debt facility.

The Term Note matures on July 14, 2008 and is convertible into our common stock, under certain conditions, at a price of $0.50, subject to adjustment. The Secured Note has an interest rate equal to the prime rate published in the Wall Street Journal plus 2%. Under the terms of the Term Note, if Laurus determines to convert amounts due on the Term Note into our common stock, we must make monthly payments of $15,625 worth of our common stock beginning December 1, 2005. If Laurus does not elect to convert amounts due under the Term Note into our common stock, we must make a monthly cash payment of $15,625.

We may prepay the Term Note by paying to Laurus a sum of money equal to one hundred and thirty percent of the Principal Amount outstanding at such time together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to Laurus under any portion of the facility.

The Revolving Note matures on July 14, 2008. The Secured Note has an interest rate equal to the Wall Street Journal prime rate plus 2%. The interest rate will not be lower than 8% based on movements in the prime rate. Under the terms of the Secured Note, we must make monthly payments plus accrued and unpaid interest beginning August 1, 2005.

We may prepay the Revolving Note by paying to Laurus a sum of money equal to one hundred and thirty percent of the Principal Amount outstanding at such time together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to Laurus under any portion of the facility.

The Minimum Borrowing Note matures on July 14, 2008 and is convertible into our common stock at Laurus' discretion, under certain conditions, at a price of $0.50, subject to adjustment. The Secured Note has an interest rate equal to the Wall Street Journal prime rate plus 2%. The interest rate will not be lower than 8% based on movements in the prime rate. We may prepay the Minimum Borrowing Note by paying to Laurus a sum of money equal to one hundred and thirty percent of the Principal Amount outstanding at such time together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to Laurus under any portion of the facility.

Pursuant to a Registration Rights Agreement with Laurus, we agreed to file a registration statement to cover the resale of the shares of our common stock issuable upon conversion of the Term Note, the Minimum Borrowing Note and the warrants.

RISK FACTORS

CAUTIONARY  STATEMENT  CONCERNING  FORWARD-LOOKING  STATEMENTS

This report contains forward-looking statements that involve risks and uncertainties. We generally use words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described below and from time to time in our reports filed with the Securities and Exchange Commission. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

RISKS RELATED TO OUR BUSINESS

WE HAVE HAD LOSSES SINCE OUR INCEPTION AND EXPECT LOSSES TO CONTINUE IN THE FORESEEABLE FUTURE. WE MAY NEVER BECOME PROFITABLE.

We had a net loss of $1,033,028 for the year ended July 31, 2005 and a net loss of $1,534,486 for the year ended July 31, 2004. Our future operations may not be profitable if we are unable to develop our business. Revenues and profits, if any, will depend upon various factors, including whether we will be able to receive funding to develop and market new products or find additional businesses to operate and/or acquire. We may not achieve our business objectives and the failure to achieve these goals would have an adverse impact on our business.

WE HAVE A LIMITED OPERATING HISTORY AND YOU MAY LOSE YOUR INVESTMENT IF WE ARE UNABLE TO MARKET OUR COMPUTER PRODUCTS.

Until October 2003 when we acquired Compuquest, we engaged only in limited business activities manufacturing child and healthcare products. We may be faced with problems, delays, expenses and difficulties, which are typically encountered by companies in an early stage of development, many of which may be beyond our control. We may not be able to acquire our products at reasonable cost, or market successfully, any of our products. Therefore, we could go out of business and you may lose your investment.

WE GRANTED LAURUS MASTER FUND A SECURITY INTEREST IN SUBSTANTIALLY ALL OF OUR ASSETS AND, IF WE DEFAULT ON OUR FINANCING ARRANGEMENT WITH THEM, THEY HAVE THE RIGHT TO TAKE SUBSTANTIALLY ALL OF OUR ASSETS.

As part of our financing facility with Laurus, we granted Laurus a security interest in substantially all of our assets. The financing facility requires us to repay Laurus funds that they advanced according to specific terms. If we do not comply with the terms of the financing facility, Laurus will have the right to seize substantially all of our assets. Additionally, Laurus could liquidate our assets and retain any and all of the funds from the liquidation.

WE MAY NOT BE ABLE TO OBTAIN HARDWARE, SOFTWARE AND PERIPHERALS AT AN ACCEPTABLE COST TO BE COMPETITIVE IN THE MARKETPLACE WHICH COULD INCREASE OUR COSTS AND LOWER OUR GROSS PROFIT.

We rely on the supply of hardware, software and peripherals from the same distributors as our competitors and we may not be able to obtain them at a cost that will allow us to produce a profit or sell our products at a competitive price. Furthermore, we do not have formal agreements with our suppliers and are subject to price increases. If we can not obtain supplies at competitive prices, our revenues may decrease and we may not be able to attain or sustain profitability.

WE NEED EXTERNAL FUNDING TO SUSTAIN AND GROW OUR BUSINESS AND IF WE CAN NOT FIND THIS FUNDING ON ACCEPTABLE TERMS, WE MAY HAVE TO CURTAIL OUR OPERATIONS AND WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS PLAN WHICH WOULD REDUCE OUR REVENUES AND OUR STOCK MAY DECLINE.

We may not be able to generate sufficient revenues from our existing operations to fund our capital requirements. Additionally, our business plan contemplates the acquisition of new enterprises and the proceeds from our financing with Laurus may not be sufficient to fully implement our business plan.
Accordingly, we will require additional funds to enable us to operate profitably and grow our business. This financing may not be available on terms acceptable to us or at all. We currently have no bank borrowings and it is unlikely that we will be able to arrange debt financing in addition to our facility with Laurus. If we cannot raise additional capital through issuing stock or bank borrowings, we may not be able to sustain or grow our business which may cause our revenues and stock price to decline.

OUR ORIGINAL SHAREHOLDERS WILL HAVE CONTROL OVER OUR POLICIES AND AFFAIRS FOR THE FORESEEABLE FUTURE AND THESE STOCKHOLDERS MAY TAKE CORPORATE ACTIONS THAT COULD NEGATIVELY IMPACT OUR BUSINESS AND STOCK PRICE.

Our original shareholders own at least 51% of our voting securities. The original shareholders will continue to control our policies and affairs and all corporate actions requiring shareholder approval, including election of directors. Additionally, Mr. Stuart Turk, our Chairman, President and Chief Executive Officer, currently controls a majority of our voting securities. Mr. Turk's holdings may delay, deter or prevent transactions, such as mergers or tender offers, that would otherwise benefit investors.

TO INCREASE OUR REVENUE, WE MUST INCREASE OUR SALES FORCE AND EXPAND OUR DISTRIBUTION CHANNELS. IF WE ARE NOT SUCCESSFUL IN THESE EFFORTS, OUR BUSINESS WILL NOT GROW WHICH COULD RESULT IN A DECREASE IN OUR STOCK PRICE.

To date, we have sold our products primarily through our direct sales and tele-sales force. Our future revenue growth will depend in large part on recruiting and training additional direct sales and tele-sales personnel and expanding our distribution channels. We may experience difficulty recruiting qualified sales and support personnel and establishing third-party distribution relationships. We may not be able to successfully expand our tele-sales force or other distribution channels, and any expansion, if achieved, may not result in increased revenue or profits.

WE MAY ENCOUNTER DIFFICULTIES MANAGING OUR PLANNED GROWTH, WHICH WOULD ADVERSELY AFFECT OUR BUSINESS AND COULD RESULT IN DECREASING REVENUES AS WELL AS A DECREASE IN OUR STOCK PRICE.

As of February 13, 2006 we had 80 employees. We intend to expand our customer base. To manage our anticipated growth, we must continue to improve our operational and financial systems and expand, train, retain and manage our employee base. Because of the registration of our securities, we are subject to reporting and disclosure obligations, and we anticipate that we will hire additional finance and administrative personnel to address these obligations. In addition, the anticipated growth of our business will place a significant strain on our existing managerial and financial resources. If we can not effectively manage our growth, our business may be harmed.

IF WE LOSE THE SKILLS OF THE FOUNDER OF EACH DIVISION, OUR ABILITY TO ATTAIN PROFITABILITY MAY BE IMPEDED AND IF WE DO NOT ATTAIN PROFITABILITY, OUR STOCK PRICE MAY DECREASE AND YOU COULD LOSE PART OR ALL OF YOUR INVESTMENT.

In October 2003, we acquired Compuquest. In 2005, we acquired Infinity Technologies and Helios/Oceana. In 2006, we acquired Island Corporation and Solutions in Computing. In each acquisition, we have retained the founder of the company acquired. We believe the services that each of these founders provide are critical to our success. Randal Kalpin continues to be our director of operations of Compuquest. If we were to lose the benefit of his services, our ability to develop and market our computer products may be significantly impaired, which would impede our ability to attain profitability. Mr. Kalpin holds prime relationships with key suppliers. These relationships afford us access to valuable resources that help ensure product availability on time that is competitively priced. Frank Abate founded Infinity. If we were to lose the benefit of his services, our ability to develop and market our computer products may be significantly impaired, which would impede our ability to attain profitability. Mr. Abate holds prime relationships with key suppliers. These relationships afford us access to valuable resources that help ensure product availability on time that is competitively priced.

The loss of key personnel or the failure to recruit necessary additional personnel might impede the achievement of our objectives, as our strength is our people.

                           RISKS RELATED TO OUR STOCK

"PENNY STOCK" RULES MAY MAKE BUYING OR SELLING OUR SECURITIES DIFFICULT WHICH MAY MAKE OUR STOCK LESS LIQUID AND MAKE IT HARDER FOR INVESTORS TO BUY AND SELL OUR SHARES.

Trading in our securities is subject to the SEC's "penny stock" rules and it is anticipated that trading in our securities will continue to be subject to the penny stock rules for the foreseeable future. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser's written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by these requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the liquidity of our securities and consequently adversely affect the market price for our securities.

OUR SECURITIES HAVE BEEN THINLY TRADED ON THE OVER-THE-COUNTER BULLETIN BOARD, WHICH MAY NOT PROVIDE LIQUIDITY FOR OUR INVESTORS.

Our securities are quoted on the Over-the-Counter Bulletin Board. The Over-the-Counter Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASDAQ Stock Market or national or regional exchanges. Securities traded on the Over-the-Counter Bulletin Board are usually thinly traded, highly volatile, have fewer market makers and are not followed by analysts. The Securities and Exchange Commission's order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the Over-the-Counter Bulletin Board. Quotes for stocks included on the Over-the-Counter Bulletin Board are not listed in newspapers. Therefore, prices for securities traded solely on the Over-the-Counter Bulletin Board may be difficult to obtain and holders of our securities may be unable to resell their securities at or near their original acquisition price, or at any price.

INVESTORS MUST CONTACT A BROKER-DEALER TO TRADE OVER-THE-COUNTER BULLETIN BOARD SECURITIES. AS A RESULT, YOU MAY NOT BE ABLE TO BUY OR SELL OUR SECURITIES AT THE TIMES THAT YOU MAY WISH.

Even though our securities are quoted on the Over-the-Counter Bulletin Board, the Over-the-Counter Bulletin Board may not permit our investors to sell securities when and in the manner that they wish. Because there are no automated systems for negotiating trades on the Over-the-Counter Bulletin Board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders an order to buy or sell a specific number of shares at the current market price it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and its execution.

WE DO NOT INTEND TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE, THEREFORE, YOU MAY NEVER SEE A RETURN ON YOUR INVESTMENT.

We do not anticipate the payment of cash dividends on our common stock in the foreseeable future. We anticipate that any profits from our operations will be devoted to our future operations. Any decision to pay dividends will depend upon our profitability at the time, cash available and other factors. Therefore, you may never see a return on your investment. Investors who anticipate a need for immediate income from their investment should not purchase the securities.

                               USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. We will not receive proceeds from the sale of shares of common stock in this offering. However, we may receive proceeds from the exercise of warrants.

We issued warrants to purchase 1,420,000 shares of our common stock as part of the Laurus Financing Facility. The Warrants have an exercise price of $0.65 and expire on July 14, 2012. Additionally, we issued 175,000 Series "C" warrants that are part of this registration statement. The Series "C" warrants have an exercise price of $1.00 and expire October 31, 2006.
We also issued 500,000 Series "D" warrants that are part of this registration statement. The Series "D" warrants have an exercise price of $0.40 and expire January 31, 2008. We cannot accurately predict when we will receive proceeds pursuant to the warrants because we do not know when the holders will choose to exercise the warrants. It is also possible that the warrants will expire without being exercised. We currently intend to use the proceeds from the warrants, if any, for working capital and general corporate expenses, however our actual use of proceeds for the warrants will depend on the amount of funds we receive and the timing of those funds.

                        DETERMINATION OF OFFERING PRICE

The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board or in negotiated transactions during the term of this offering. These prices will fluctuate based on the demand for the shares.

                            SELLING SECURITY HOLDERS

Based upon information available to us as of February 13, 2006, the following table sets forth the names of the selling stockholders, the number of shares owned, the number of shares registered by this prospectus and the number and percent of outstanding shares that the selling stockholders will own after the sale of the registered shares, assuming all of the shares are sold. The information provided in the table and discussions below has been obtained from the selling stockholders. The selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares beneficially owned, all or a portion of the shares of common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933.
As used in this prospectus, "selling stockholder" includes donees, pledgees, transferees or other successors-in-interest selling shares received from the named selling stockholder as a gift, pledge, distribution or other non-sale related transfer.

Beneficial ownership is determined in accordance with Rule 13d-3(d)promulgated by the Commission under the Securities Exchange Act of 1934. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.

Name and address      Ownership   Number of    Number of Shares   Percentage
of beneficial owner   Before      Shares        Owned After       Owned After
                      Offering    Offered        Offering(1)      Offering (2)
-------------------------------------------------------------------------------
Laurus Master
Fund, Ltd.(3)         1,420,000    7,520,000              -0-             0%

Nadav Elituv(4)          50,000      100,000              -0-             0%

David Childs(5)          10,000       10,000              -0-             0%

Doug Clark(6)            25,000       25,000              -0-             0%

Tony Diveronica(7)        7,500        7,500              -0-             0%

Jennifer Gardiner(8)     25,000       25,000              -0-             0%

Steven Gryfe(9)           2,000        2,000              -0-             0%

Thirusenthil
Navaratnarajh(10)         5,000        5,000              -0-             0%

John Pentony(11)         17,500       17,500              -0-             0%

Caroline Pilgrim(12)      5,000        5,000              -0-             0%

Brett W. Gold(13)        75,000      150,000              -0-             0%

Al Kau(14)               20,000       70,000              -0-             0%

Norm Drolet(15)         500,000      500,000              -0-             0%

Ettore Naccarato(16)    500,000      500,000              -0-             0%

Pasadena Capital(17)
Partners                 23,500       23,500              -0-             0%

Dutchess Private(18)
Equities                460,000      460,000              -0-             0%

Shazamstocks Inc.(19)   230,000       30,000           200,000            0%

Roch Belisle(20)          7,500        7,500              -0-             0%

Brian McGillis(21)       10,000       10,000              -0-             0%

Carlos Ventura(22)      100,000      100,000              -0-             0%

Robin Ricalis(23)        37,500       37,500              -0-             0%

Zhou Wei(24)              5,000        5,000              -0-             0%

John Annis(25)          100,000      100,000              -0-             0%

Aaron Shrira(26)        187,500      375,000              -0-             0%

Vance Pierre(27)        552,500      625,000           240,000            0%
------------------------------------------------------------------------------

(1) These numbers assume the selling shareholders sell all of the shares offered prior to the completion of the offering.

(2) Based on 8,523,752 shares outstanding as of February 10, 2006.

(3) Laurus holds warrants to purchase 1,420,000 shares of our common stock. Because these warrants can be exercised within 60 days, we have listed them under "ownership before the offering" even though, as of February 20, 2006, Laurus has not exercised the warrants. We have listed 7,520,000 shares under "Number of Shares Offered" which includes the 1,420,000 shares Laurus will receive if the warrants are exercised plus shares it will receive if it converts the Notes it currently holds. On July 14, 2005, we borrowed from Laurus a total of $3,400,000 consisting of $500,000 under the Term Note and $2,500,000 under the minimum borrowing note and $400,000 under the Revolving Note. On November 8th we borrowed and additional $200,000 under the Revolving Note. As of February 20, 2006, we have not borrowed further amounts from Laurus. Laurus Capital Management, LLC is a Delaware limited liability company which may be deemed a control person of the shares owned by Laurus Master Fund, Ltd. David Grin and Eugene Grin are the managing members of Laurus Capital Management, LLC. The address for Messrs. David Grin and Eugene Grin is 825 Third Avenue, 14th Floor, New York, New York 10022.

 (4) We issued 50,000 restricted shares and 50,000 Series "C" warrants pursuant to a services agreement on August 11, 2005. Series "C" warrants have an exercise price of $1.00 and expire on October 31, 2006.

(5) Mr. Childs received restricted shares on May 9, 2005 for consulting services rendered during our acquisition of Helios/Oceana.

(6) Mr. Clark received restricted shares on May 9, 2005 for consulting services related to our physical integration of Helios/Oceana and Infinity.

(7) Mr. Diveronica received restricted shares on May 9, 2005 for consulting services relating to an evaluation of our machinery as part of the Vital Products transaction.

(8) Mrs. Gardiner received restricted shares on May 9, 2005 for consulting services relating to investor relations and marketing of our products.

(9) Mr. Gryfe is an employee of our company and received restricted shares on March 23, 2005 as a bonus for meeting his sales targets.

(10) Mr. Navaratnarajh is an employee of our company and received restricted shares on May 9, 2005 for services relating to managing the physical integration of all operations.

(11) Mr. Pentony received 17,500 restricted shares on March 23, 2005 for investor relation services.

(12) Ms. Pilgrim is an employee of our company. She received restricted shares on May 9, 2005 for additional services relating to the integration of Helios/Oceana into our operations.

(13) We issued restricted shares and Series "C" warrants pursuant to investor relations services agreement with Mr. Gold. Series "C" warrants have an exercise price of $1.00 and expire on October 31, 2006. He received the restricted shares and warrants on May 26, 2005.

(14) We issued restricted shares and Series "C" warrants pursuant to investor relations services agreement with Mr. Kau Series "C" warrants have an exercise price of $1.00 and expire on October 31, 2006. He received the restricted shares and warrants on May 9, 2005.

(15) Norm Drolet, as co-owner of Island Corporation, received 25,000 shares of common stock on October 24, 2005, and 475,000 shares on January 9, 2006. These shares were issued as part of our acquisition of Island Corporation, and Mr. Drolet is now an employee of our company.

(16) Etorre Naccarato, as co-owner of Island Corporation, received 25,000 restricted shares on October 24, 2005, and 475,000 restricted shares on January 9, 2006. These shares were issued as part of our acquisition of Island Corporation, and Mr. Naccarato is now an employee of our company.

(17) Pasadena Capital Partners received 23,500 restricted shares for investor relations services on November 11, 2005.

(18) Dutchess Private Equities receive 180,000 restricted shares on
     December 1, 2005 and 280,000 restricted shares on January 5, 2006 in connection with promissory notes our company entered into with Dutchess. The principals of Dutchess are Michael Novielli and Douglas Leighton.

(19) Shazamstocks Inc. received 30,000 restricted shares on December 15, 2005 for investor relations services.

(20) Roche Belisle ,a former employee of Island Corporation, received 7,500 restricted shares on January 9, 2006 as part of our acquisition of Island Corporation. Mr. Belisle is now an employee of our company.

(21) Brian McGillis, a former employee of Island Corporation, received 10,000 restricted shares on January 9, 2006 as part of our acquisition of Island Corporation. Mr. McGillis is now an employee of our company.

(22) Carlos Ventura, an employee, received 100,000 restricted shares on 01/09/06 as a bonus for introducing us to Island Corporation.

(23) Robin Ricalis, a former employee of Island Corporation, received 37,500 restricted shares on January 9, 2006 as part of our acquisition of Island Corporation. Ms. Ricalis is now an employee of our company.

(24) Zhou Wei, a former employee of Island Corporation, received 5,000 restricted shares on January 9, 2006 as part of our acquisition of Island Corporation. Mr. Wei is now and employee of our company.

(25) John Annis an employee , received 100,000 restricted shares on January 31, 2006 as a bonus for introducing us to Solutions in Computing, Inc.

(26) Aaron Shrira purchased 187,500 restricted shares and 187,500 Series "D" warrants on February 2, 2006 for $60,000.

(27) Vance Pierre purchased 312,500 restricted shares and 312,500 Series "D" warrants on January 31, 2006 for $100,000.

                                PLAN OF DISTRIBUTION

The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares from time to time:

- in transactions on the Over-the-Counter Bulletin Board or on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale; or

- in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

- at prices related to such prevailing market prices, or

- in negotiated transactions, or

- in a combination of such methods of sale; or

- any other method permitted by law.

The selling stockholders may effect such transactions by offering and selling the shares directly to or through securities broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agent or to whom the selling stockholders may sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions.

On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the selling stockholders that they and any securities broker-dealers or others who may be deemed to be statutory underwriters will be governed by the prospectus delivery requirements under the Securities Act. Under applicable rules and regulations under the Securities Exchange Act, any person engaged in a distribution of any of the shares may not simultaneously engage in market activities with respect to the common stock for the applicable period under Regulation M prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling security owners will be governed by the applicable provisions of the Securities and Exchange Act, and the rules and regulations thereunder, including without limitation Rules 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the selling stockholders. All of the foregoing may affect the marketability of our securities.

On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the selling stockholders that the anti-manipulation rules under the Securities Exchange Act may apply to sales of shares in the market and to the activities of the selling security owners and any of their affiliates. We have informed the selling stockholders that they may not:

- engage in any stabilization activity in connection with any of the shares;

- bid for or purchase any of the shares or any rights to acquire the shares,

- attempt to induce any person to purchase any of the shares or rights to acquire the shares other than as permitted under the Securities Exchange Act; or

- effect any sale or distribution of the shares until after the prospectus shall have been appropriately amended or supplemented, if required, to describe the terms of the sale or distribution. We have informed the selling stockholders that they must affect all sales of shares in broker's transactions, through broker-dealers acting as agents, in transactions directly with market makers, or in privately negotiated transactions where no broker or other third party, other than the purchaser, is involved. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any broker-dealers, and any profits received on the resale of shares, may be deemed to be underwriting discounts and commissions under the Securities Act if the broker-dealers purchase shares as principal. In the absence of the registration statement to which this prospectus is a part, certain of the selling stockholders would be able to sell their shares only pursuant to the limitations of Rule 144 promulgated under the Securities Act.

LEGAL PROCEEDINGS

We may be involved in litigation, negotiation and settlement matters that occur in our day-to-day operations. Management does not believe implication of this litigation will have any material impact on our financial statements or operations.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the name, age, positions, and offices or employments for the past five years as of February 13, 2006, of our executive officers and directors. Members of the board are elected and serve for one year terms or until their successors are elected and qualify. All of the officers serve at the pleasure of our Board of Directors.


Name                            Age        Position
-------------------------------------------------------------------------------
Stuart Turk                     37         President, Chairman, CEO and Director
                                           Secretary and Treasurer

Evan Schwartzberg, BA, CCM      38         Chief Financial Officer

Ralph Magid, B.A.Sc.,           59         Director
MBA, P.Eng, P.E.O

Randal A. Kalpin                44         Director, Director of Operations

-------------------------------------------------------------------------------

Biographies of executive officers and directors

Stuart Turk.  Mr. Turk has been our Chairman, President and Chief
Executive Officer since July 2000. Mr. Turk founded The Cellular Connection Ltd., a manufacturer of mounting accessories and packaging for cellular phones in May 1988. He currently serves as the Chief Executive Officer of The Cellular Connection.

Evan Schwartzberg.  Mr. Schwartzberg has been our Chief Financial
Officer since July 2000. Prior to January 31, 2006, Mr. Schwartzberg has worked for the TD Bank Financial Group as a Senior Cash Manager (previously the Manager of Corporate Cash Management of Canada Trust) within the Treasury and Balance Sheet Management group of the Finance Division. Prior to such time, and since 1989, Mr. Schwartzberg was a Senior Cash Manager of Canada Trust. Mr. Schwartzberg holds an Economics degree from the University of Toronto, passed the Canadian Securities Course, from the Canadian Securities Institute, and earned the Certified Cash Manager designation from the Association for Financial Professionals, a U.S. based organization.

Ralph Magid.  Mr. Magid has been our Director since July 2000.
Currently, Mr. Magid is the president of InnoTech Capital Corporation, a company specializing in providing advisory services for Canadian technology companies on how to fund and manage their R&D. Ralph has more than 25 years of experience in manufacturing and operations both in Canada and internationally. He has worked with small Canadian owned companies as well as large multinationals including Motorola and Geac Computers. R&D has been an integral part of Ralph's responsibilities in his position of Vice President, Operations held with several manufacturing organizations. Ralph holds an Industrial Engineering degree from the University of Toronto (B.A.Sc.), an MBA from York University and is a member of the Professional Engineers of Ontario.

Randal A. Kalpin.  Mr. Kalpin has been our Director since July 2000.
From 1989 until October 2003, Mr. Kalpin had been the President and Chief Executive Officer of Compuquest. When we acquired Compuquest in October 2003, Mr. Kalpin became our Director of Operations as well as remaining our Director. Mr. Kalpin graduated with honors from York University with a B.A. in 1984.

BOARD OF DIRECTORS

We currently have three members of our Board of Directors, who are elected to annual terms and until their successors are elected and qualified. Executive officers are appointed by the Board of Directors on an annual basis and serve until their successors have been duly elected and qualified.

AUDIT COMMITTEE

We do not have a separate Audit Committee. Our full Board of Directors performs the functions usually designated to an Audit Committee. Mr. Magid, qualifies as an "audit committee financial expert" under the rules of the Securities and Exchange Commission.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, to our knowledge, certain information concerning the beneficial ownership of our common stock as of February 13, 2006 by each stockholder known by us to be (i) the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each current director,
(iii) each of the executive officers named in the Summary Compensation Table who were serving as executive officers at the end of the 2005 fiscal year and (iv) all of our directors and current executive officers as a group:

Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock except to the extent that authority is shared by spouses under applicable law.

Name and Address of                    Common Shares                Percent of
Beneficial Owner                    Beneficially Owned             Class (2)
--------------------                    ----------------             ---------
Stuart Turk (1)(3)                         27,943,647                   89%
Evan Schwartzberg (1)                          10,000                    *%
Ralph Magid (1)                                10,000                    *%
Randal A. Kalpin (1)                           10,000                    *%

Directors and executive officers
 as a group (4 persons)                    27,973,647                   91%

* Less than one percent

(1) The address of all individual directors and executive officers is c/o On the Go Healthcare, Inc., 85 Corstate Ave Unit #1 Concord, Ontario, L4K 4Y2.

(2) The number of shares of common stock issued and outstanding on February 10, 2006 was 8,523,752. This reflects a 1 for 30 reverse stock split for all common stock shareholders of record on October 1, 2004. The calculation of percentage ownership for each listed beneficial owner is based upon the number of shares of common stock issued and outstanding on February 10, 2006, plus shares of common stock subject to options held by such person on February 10, 2006 and exercisable within 60 days thereafter.

(3) On October 31, 2003, Stuart Turk was issued an option to acquire 16,667 common shares at an exercise price of $1.50 per share with an expiry of July 15, 2008. Mr. Turk owns 135,800 Series A Preferred Shares that can convert into 13,580,000 shares of common stock. Cellular Connection owns 143,334 shares of Series A Preferred Stock that can convert into 14,333,400 shares of common stock. The shares of Series A Preferred Stock can convert in common shares after July 31, 2005. Mr. Turk is the control person and sole owner of The Cellular Connection Ltd.

DESCRIPTION OF SECURITIES

COMMON STOCK

Our Articles of Incorporation authorize us to issue 100,000,000 shares of common stock, par value $.0001 per share.

Miscellaneous Rights and Provisions. There are no preemptive rights, subscription rights, or redemption provisions relating to the shares and none of the shares carries any liability for further calls.

Dividends. Holders of shares are entitled to receive dividends in cash, property or shares when and if the Board of Directors declares dividends out of funds legally available therefore.

Voting. A quorum for any meeting of shareholders is a majority of shares then issued and outstanding and entitled to be voted at the meeting. Holders of shares are entitled to one vote, either in person or by proxy, per share.

Liquidation, dissolution, winding up. Upon our liquidation, dissolution or winding up, any assets will be distributed to the holders of shares after payment or provision for payment of all our debts, obligations or liabilities.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel within the meaning of those terms under Item 509 of Regulation S-B will receive a direct or indirect interest in the small business issuer or was a promoter, underwriter, voting trustee, director, officer, or employee of On The Go Healthcare. Nor does any such expert have any contingent based agreement with us or any other interest in or connection to us.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons in accordance with the provisions contained in our Restated Certificate of Incorporation and By-laws, Delaware law or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will follow the court's determination.

DESCRIPTION OF OUR BUSINESS

HISTORY

We incorporated in the State of Delaware on July 21, 2000. We immediately acquired International Mount Company Limited, a private corporation owned and operated by Stuart Turk. International Mount shareholders received 16,000,000 shares of our common stock and a cash payment of $198 in exchange for all the issued and outstanding shares of International Mount's common stock, pursuant to a Share Exchange Agreement.

In October 2003, we acquired the assets and liabilities of Compuquest
Inc. through our subsidiary International Mount. Compuquest was incorporated under the laws of Ontario, Canada in November 1989. Compuquest is an authorized dealer of computer hardware, software and peripherals for Acer America, AST Computer, Hewlett-Packard, Microsoft and Toshiba. We are designated an IBM Business Partner and obtained silver level dealer authorization for Hewlett-Packard/Compaq corporation in 2002.

On June 1, 2004, we acquired the assets and liabilities of Vital Baby Innovations, Inc., a Canadian company headquartered in Toronto, Ontario, the exclusive distributor of the Heinz Baby Basics feeding accessories range and Sudocrem diaper rash cream in Canada.

On February 28, 2005, we advanced the sum of $200,000 as a secured loan to 1637033 Ontario Limited of the City of Vaughan in the Province of Ontario in Canada. The borrower was subsequently found to be in default of the terms of the loan and the shares of the borrower were surrendered by the shareholder to us in full and final settlement of the outstanding loan. The assets of the borrower included 100% of the outstanding stock of a private corporation known as Helios/Oceana Ltd. which was primarily in the business of providing system integration services related to computer hardware and software.
The borrower was also in possession of a note secured by all of the assets of Helios/Oceana Ltd. We subsequently acquired all of the assets of Helios/Oceana Ltd. including the name and any trademarks under the terms of the security provided under the note held by 1637033 Ontario Limited.
We intend to account for this transaction as an acquisition of a business by allocating the $200,000 to the fair value of the net assets and goodwill of Helios/Oceana Ltd.

On July 5, 2005, we entered into an Asset Sale Agreement with Vital Products, Inc. We agreed to sell all of the equipment used in our Childcare Division including, but not limited to, molds and dies related to the Baby Bath, packaging molds and dies for the padded training seat, mixing tank and 2kw RF welder as well as sealing machine dies, custom equipment to produce the padded training seat, and formulations related to producing materials. In exchange for the Childcare Divisions assets, Vital Products agreed to issue an amount of shares of common stock having an aggregate fair market value of $250,000 and a term note in the amount of $750,000.

On July 19, 2005, we entered into an agreement with Elaine Abate, John Abate, Gerhard Schmid, Frank Abate, 1066865 Ontario Inc, and Infinity Technologies Inc. to purchase all of the issued and outstanding shares of Infinity Technologies Inc. stock in exchange for $3,120,000 Canadian dollars. The purchase price will be paid in a combination of shares of restricted stock, cash, and a promissory note for $500,000. The promissory note pays no interest and will be paid in three equal payments on January 15, 2006, February 15, 2006, and March 15, 2006.

On January 10, 2006, we entered into an agreement to purchase all of the issued and outstanding shares of Island Corporation stock in exchange
for $2,311,536 Canadian dollars.   The purchase price was paid in a
combination of 1,060,000 shares of our restricted stock, $1,100,000 in cash
and a promissory note for $400,000.   The promissory note pays no interest
and will be paid as follows: $100,000 was paid on January 20, 2006 and the remaining $300,000 paid in twelve equal payments starting on March 31, 2006 and continuing monthly until paid in full.

On January 31, 2006 we entered into an agreement to purchase certain assets
of Solutions In Computing, Inc.  in exchange for US$280,000.   The purchase
price was paid for with a combination of 700,000 shares of restricted stock and $100,000 Canadian dollars in cash and a promissory note for $95,000 Canadian dollars with interest at the rate of 5% per annum as follows: monthly payments of principal and interest in the amount of $2,845 on the 1st day of each and every month with the first of such payments to be due and payable on March 1, 2006 and the last of such payments to be due and payable on August 1, 2008. With the completion of the acquisition of Solutions in Computing Inc., we estimate that our revenues will increase
$3.5 million Canadian over the next year.

OUR BUSINESS

We conduct business directly and through our subsidiaries.

        We are valued-added reseller of the following computer and computer-related products:

        * Hardware:    Intel-based servers, personal computers, and laptops
                       supporting Windows, Macintosh, Unix, Linux, and Novell operating systems.

        * Peripherals: Printers, monitors, personal digital assistants, scanners, and other computer equipment related to the operation of computers, servers, and laptops.

        * Software:    Microsoft Windows and Apple Macintosh retail boxed
                       products that relate to the operation of computers, servers, and laptops. Those software products include the operating system sold separately as well as with the original hardware.

        * Supplies:    Toners, inks, ribbons, labels, papers and cleaning
                       products.

All of the products sold by us are manufactured by others.

SALES AND MARKETING

Computer products

Our sales and marketing strategies have been created based on specific target markets. We have established a dedicated sales force composed of twenty five full time sales representatives. We have developed an extensive telemarketing program, consisting of telemarketing sales personnel located in Toronto, Ontario, to target financial, graphics, utility, and education sectors throughout North America. We are planning an expansion of our telemarketing program to enhance the sales and marketing efforts of our sales forces. We utilize a professionally-produced business card CD-Media presentation product to market our authorized products and services.

CUSTOMERS

We market our computer products principally to Fortune 500 and 100 Corporations. In general, the dealers, wholesalers and retailers to whom we market our products also sell other similar products, some of which compete with our products.

We do not depend on one or even a few major customers. As of February 13, 2006 we estimate that we had 1,500 customers and that our revenue mix is about 90% from Fortune 500 and 100 corporations, and 10% from independent businesses.

DISTRIBUTION / DEALER NETWORK

We provide same-day and next-day services to all our customers. We have our truck deliver to our local customers and utilize same day and next day couriers such as FedEx, UPS and Purolator to meet our delivery commitments. We believe that our ability to continue to grow our revenue base depends in part upon our ability to provide our customers with efficient and reliable service.

As of February 13, 2006, we distributed our products through one primary point of distribution located in Concord, Ontario, Canada. We also drop ship many of our computer products direct from our suppliers warehouse. We plan to distribute our products from other distribution facilities if and when required. However, we have not committed our resources at this time for any additional distribution facilities.

COMPETITION

We compete with other manufacturers, distributors and value-added resellers who offer one or more products competitive with the products we sell. However, we believe that no single competitor serving our markets offers as competitive a price and range of products as ours. Our principal means of competition are our quality, reliability, and value-added services, including delivery and service alternatives.

Unlike our competitors who rely on single direct from manufacturer supply channels, we partner with a wide range of distributor partners who can supply products from a large number of strategically placed warehouses throughout North America. we not only receive manufacturer-sponsored pricing assistance to establish and maintain a competitive pricing strategy, but we benefit from a better stocked supply channel than their direct from manufacturer competitors. We offer an extensive range of products surpassing that of other direct from manufacturer competitors. In partnering with a large and diverse distributor supply channel, we offer a wider range of products than our competitors who rely on direct relationships with the manufacturers they represent. While these direct relationships offer the benefit of more competitive pricing, they restrict, the ability of our competitors to deliver products to their customers in an acceptable time frame. We operate on a smaller scale than our competitors allowing us greater flexibility to fulfill expedited same day and next day delivery requirements in a volatile market that demands fast service. We receive assistance from manufacturers and distributors alike to ensure our pricing remains competitive. But the personalized service to the customers, our scale to offer expedited delivery to our customers, and the assistance we receive from manufacturers and distributors to remain price competitive supports the assertion that we are positively differentiated from our competitors. We believe that these attributes combined with technological advances relating to our manufactured and proprietary products are favorable factors in competing with other manufacturers and value-added resellers such as:

        * EDS Systemhouse Inc.;
        * GE Capital Corporation; and
        * Compugen.

We believe that our competitors share approximately 20% of the corporate-based computer resale market governing hardware, software, peripherals, and supplies, including cartridges. Additionally, we believe they share over 40% of the service and support contracts pertaining to computers and their related hardware and software. Their domination of the computer service and support contracts helps them gain penetration into the resale market, business they would not otherwise have earned. We are unable to compete with the sales and support contract offerings of our competitors because our competitors have extensive office and personnel representation across Canada. we can compete by partnering with our manufacturing partners to provide service and support offerings across Canada, but not to take away market share from our competitors in this area.

TRADEMARKS


We believe that our business is dependent in part on our ability to establish and maintain protection for our proprietary technologies, products and processes, and the preservation of our trade secrets. We currently have not applied for and do not hold any patents relating to any of our product lines.

We have registered one trademark in Canada for "ON THE GO". The registered trademark is significant to us because it will provide us with name and market recognition for our products and distinguish our products from our competitors' products.

We have registered the business names of Compuquest, Helios Ocean and Infinity Technologies. The registration provides us solely with another registered name to do business under.

We acquired one registered trademark in Canada for "Compuquest".
The registered trademark is significant to us because it will provide us with name and market recognition and distinguish us from our competitors.

EMPLOYEES

As of February 13, 2006 we had 80 full time employees. Management believes its relations with our employees are good. None of the employees are covered by any collective bargaining agreement.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Introduction

The following discussion and analysis is intended to provide an analysis of our financial condition and should be read in conjunction with our audited financial statements and related notes thereto.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. Estimates are used for, but not limited to, the accounting for the allowance for doubtful accounts, inventories, and impairment of long-term assets, income taxes and loss contingencies. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies, among others, may be impacted significantly by judgment, assumptions and estimates used in the preparation of the Consolidated Financial Statements:

We recognize revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," or SAB 101 as modified by SAB 104. Under SAB 101, revenue is recognized at the point of passage to the customer of title and risk of loss, there is persuasive evidence of an arrangement, the sales price is determinable, and collection of the resulting receivable is reasonably assured. We generally recognize revenue at the time of delivery of goods. Sales are reflected net of discounts and returns.


The allowance for doubtful accounts is maintained to provide for losses arising from customers' inability to make required payments. If there is a deterioration of our customers' credit worthiness and/or there is an increase in the length of time that the receivables are past due greater than the historical assumptions used, additional allowances may be required.

Inventories are stated at the lower of cost (determined on an average cost basis) or market. Based on our assumptions about future demand and market conditions, inventories are written-down to market value. If our assumptions about future demand change and/or actual market conditions are less favorable than those projected, additional write-downs of inventories may be required.

Deferred tax assets are recorded based on our projected future taxable income and the resulting utilization of the deferred tax assets. To the extent that it is more likely than not that we would not be able to realize all or part of our deferred tax assets in the future, an adjustment to the deferred tax assets would be necessary and charged to income.

Loss contingencies arise in the ordinary course of business. In determining loss contingencies, we evaluate the likelihood of the loss or impairment of an asset or the incurrence of a liability, as well as our ability to reasonably estimate the amount of such loss. We accrue for an estimated loss contingency when it is probable that a liability has been incurred or an asset has been impaired and the amount of the loss can be reasonably estimated.

Amounts billed to customers for shipping and handling are recorded as sales revenues. Costs incurred for shipping and handling are included in cost of sales.

We offer discounts and point-of-sale rebates to our customers on our products. The costs of these discounts and point-of-sale rebates are recognized at the date at which the related sales revenue is recognized and are recorded as a reduction of sales revenue.

We assess the recoverability of long-lived assets whenever events or changes in business circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss is recognized when the sum of the expected undiscounted future net cash flows over the remaining useful life is less than the carrying amount of the assets.

We account for stock-based employee compensation plans under the recognition and measurement principles of Financial Accounting Standards 123.

COMPARISON OF THE YEAR ENDED JULY 31, 2005 AND THE YEAR ENDED JULY 31, 2004

In July 2005, we sold and disposed of our Childcare Division to Vital Products Inc., in order to focus on our Computer Division. We reflected the sale and the activities for the year as a separate one line item on our Consolidated Statement of Operations. Therefore, none of the comparative numbers described below are affected by the Childcare Division.

Revenues

Revenues increased from $2,735,345 for the year ended July 31, 2004 to $5,570,778 for the year ended July 31, 2005. This increase is attributable to the acquisitions of Infinity Technologies Inc. on July 19, 2005 and Helios/Oceana Ltd. on February 28, 2005. Infinity added approximately $1,500,000 to our annual revenues from the date of acquisition while Helios added approximately $1,500,000.

Cost of Sales

Cost of sales increased to $4,560,594 for the year ended July 31, 2005 from $2,365,449 for the comparable period in 2004. The increase in cost of sales is due to the increase in sales revenue and the acquisition of the operating assets and liabilities of Infinity ($2,155,382) and Helios ($350,856). The cost of sales due to the two acquisitions was $2,158,000 in the current year.

Selling, General and Administrative Expenses

Expenses increased from $313,327 for the year ended July 31, 2004 to $2,643,013 for the year ended July 31, 2005. The increase can be mainly attributed to the acquisitions of Infinity (approximately $178,000) and Helios (approximately $240,000), shares issued for services (approximately $645,000), warrants issued for services (approximately $346,000), management fees (approximately $150,000), Equipment rental (approximately $90,000) and Compuquest (approximately $427,000)

Net and comprehensive loss

We had a decrease in our net loss of $501,458 from $1,534,486 for the year ended July 31, 2004 to a net loss of $1,033,028 for the year ended
July 31, 2005. We took our Accumulated other comprehensive loss of $32,264 in 2004 to a Accumulated other comprehensive income of $22,814 in 2005. The reason for this occurrence was due to foreign currency translation.

The weighted average shares outstanding for the year ended July 31,2005 was 1,752,327, an increase of 279,455 shares from the same period in 2004.

LIQUIDITY AND CAPITAL RESOURCES

Current assets totaled $7,214,576 as of July 31, 2005, an increase of $5,905,105 over the July 31, 2004 amount of $1,309,471. The increase is due primarily to accounts receivable and inventory related to the acquisitions during the year of Infinity and Helios and the sale of the Childcare Division. The balance of the increase is the result of cash provided by short and long-term debt ($1,520,320).

Current liabilities totaled $5,085,411 as of July 31, 2005 an increase of $4,290,340 as compared with $795,071 at July 31, 2004. The increase was attributable to the acquisition of the liabilities of Infinity and Helios (approximately $3,045,661) and new debt of approximately $961,869.

For the year ended July 31, 2005, the cash used in operations was $1,378,952 as compared to $366,765 for the year ended July 31, 2004. The increase in the cash requirement is due to the increase in accounts receivable related to the purchase of Infinity (approximately $502,681), the increase of accounts payable (approximately $121,769)and the increase in operating expenses of Compuquest (approximately $416,000).

For the year ended July 31, 2005, we invested in additions to property and equipment of $276,692 as compared to $193,794 for the year ended July 31, 2004. The acquisitions are related to modifying our premises to accommodate the acquisition of the Helios/Oceania and Infinity.

For the year ended July 31, 2005 , we invested in the purchase of Helios/Oceania Ltd (approximately $350,856) ,the purchase of Infinity Technologies Inc (approximately $395,549) and a Loan to Vital Products Inc (approximately $60,254). These investments totaled $806,929 and the prior year amount was zero.

For the year ended July 31, 2005, we had cash provided by financing activities of $3,995,927 as compared to cash provided by financing activities
of $757,146 for the year ended July 31, 2004.   The primary source of the
financing has been a Secured Financing Facility with Laurus Master Fund totaling net cash of $3,132,020. The secondary source of financing has been common shares issued as part of an Investment Agreement for an equity
credit line with Dutchess Private Equities Fund.   This has amounted to
$897,328 and warrants were sold during the year which totaled $96,000.
A portion of the proceeds on the sale of capital stock has been used to reduce bank debt and repay loans to related parties and the loan payable which arose on the acquisition of the operating assets and liabilities of Helios and Infinity.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED OCTOBER 31, 2005 AND OCTOBER 31, 2004.

REVENUES

Revenues for the three months ended October 31, 2005 were $6,196,511 which have increased $5,344,202 from $852,309 for the three months ended October 31, 2004. The reason for the increase was the purchase of Infinity Technologies Inc. in the last quarter of fiscal 2005.

COST OF SALES

The cost of sales was $5,030,449 for the three months ended October 31, 2005 which has increased $4,390,491 from $639,958 for the three months ended October 31, 2004. The reason for the increase was the purchase of Infinity Technologies Inc. in the last quarter of fiscal 2005.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, General and Administrative Expenses increased from $268,700 for the three months ended October 31, 2004 to $1,596,550 for the three months ended October 31, 2005. The increase in selling, general and administrative expenses can be mainly attributed to the acquisition of Infinity Technologies Inc. in the last quarter of fiscal 2005.

NET LOSS

We experienced an increase in our net loss from $19,952 for the three months ended October 31, 2004 to $596,074 for the three months ended October 31, 2005. The reason for the increase was the acquisition of Infinity Technologies Inc. in the last quarter of fiscal 2005.

LIQUIDITY AND CAPITAL RESOURCES

Current Assets totaled $5,872,739 as of October 31, 2005, a decrease of $1,341,837 over the amount of Current Assets of $7,214,576 for the period ended July 31, 2005. The decrease is a result of management paying down Infinity Technologies Inc.'s accounts payable at a faster rate and the purchase of leasehold improvements during the quarter relating to the purchase of Infinity Technologies Inc. We also reduced inventory following the acquisition of Infinity Technologies Inc.

Current Liabilities totaled $4,139,568 as of October 31, 2005 a decrease of $945,843 as compared with $5,085,411 for the period ended July 31, 2005. The decrease was primarily attributable to paying Infinity Technologies Inc.'s accounts payable faster.

For the three months ended October 31, 2005, the cash required for operations was $1,043,435 as compared to $174,696 for the three months ended
October 31, 2004. The increase in the cash requirement is due to management paying down accounts payable at a faster rate and the higher cost of financing relating to the purchase of Infinity Technologies Inc.

For the three months ended October 31, 2005, we invested in additions to property and equipment of $183,636 as compared to $38,951 for the three months ended October 31, 2004. The acquisitions are related to the leaseholds and set up of the Infinity divisions on its premises.

For the three months ended October 31, 2005, we had cash provided by financing activities of $46,000 as compared to cash provided by financing activities of $153,887 for the three months ended October 31, 2004. The primary source of financing has been common shares issued as part of an Investment Agreement for an equity line of credit and warrants exercised. The reason for the decrease was that all necessary funds were acquired in the last quarter of 2005.

On February 27, 2004, we signed an Investment Agreement for the issuance of common shares pursuant to an equity line of credit agreement for a total amount of $5 million. The quantity of shares to be issued were limited by the volume of shares traded and the price determined at 94% of the average of the three lowest closing best bids during the pricing period. We have used $1,958,769 and have $3,041,231 remaining as of February 13, 2006.

For the next 12 months, we expect the primary sources of liquidity to be cash from operations and funds generated by our equity line. We believe that we have sufficient funds to fund our operations for a minimum of 12 months. If the equity line does not provide adequate resources for our operating needs, we may not be able to obtain alternate debt financing on commercially reasonable terms given our operating history and current financial position. As a result, we may not be able to raise funds through the sale of equity during that 12 month period.

                             DESCRIPTION OF PROPERTY

We are headquartered in Concord, Ontario, Canada where we lease a 12,500 square foot facility in support of our marketing, manufacturing and distribution requirements. We have a month to month lease and pay $5,000 per month in rent. We believe this facility is adequate for our needs for the next 2 years. We manufacture and ship our products directly from our head office.

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Turk has financed us since our inception through the use of his own personal financial resources. Our financial statements as of October 31, 2003 reflect a loan of $110,642 from The Cellular Connection Ltd., a company owned and controlled by Mr. Turk. During the quarter ended October 31, 2003, we repaid a portion of the loan that was $125,947 at July 31,2003. The loan has subsequently been repaid in full The loan is non-interest bearing, unsecured, and is not necessarily indicative of the terms and amounts that would have been incurred had a comparable loan been entered into with an independent party.
The terms of this transaction were more favorable than would have been attained if the transactions were negotiated at arms length.


As of July 31, 2003, we had a balance of $125,865 payable to related parties. This amount was not required to be repaid prior to August 1, 2004 and, therefore, was classified as a long-term liability on the accompanying consolidated balance sheet. On March 11, 2004, we amended our notes payable to related parties to provide for the right of the holder to convert the loan into our restricted common shares at 75% of the fair market value at the date of conversion. The loan is non-interest bearing, has a term of two years and has no specific terms of repayment. The loan was repaid through the issuance of common shares. The terms of this transaction were more favorable than would have been attained if the transactions were negotiated at arms length.

We signed a lease agreement with 1112396 Ontario Inc. for the period
November 1, 2002 to January 31, 2004 for the issuance of 10,000 common shares per month in lieu of rent. The owner of 1112396 Ontario is the father of Stuart Turk. We issued 150,000 shares of common stock in satisfaction of this agreement. The above related party lease transaction is not necessarily indicative of the amounts that would have been incurred had a comparable transaction been entered into with an independent party. The terms of this transaction were more favorable than would have been attained if the transactions were negotiated at arms length. We currently have a month to month lease for $5,000 per month. During the year, we paid rent of $60,000
(2004 - $60,000; 2003 - $60,000)


Included in accounts payable is $255,000 due to The Cellular Connection
Ltd., a company owned and controlled by Mr. Turk. This amount arose from assuming a debt from Vital Products Inc. We received a note from Vital Products Inc. in consideration for assuming the debt at an annual interest rate of 20% per annum. The above related party transaction is not necessarily indicative of the amounts that would have been incurred had a comparable transaction been entered into with an independent party. The terms of this transaction were more favorable than would have been attained if the transactions were negotiated at arm's length.

During the year 2005, we paid $90,000 to The Cellular Connection Ltd., a company owned and controlled by Mr. Turk for equipment rental. The above related party rent transaction is not necessarily indicative of the amounts that would have been incurred had a comparable transaction been entered into with an independent party. The terms of this transaction were more favorable than would have been attained if the transactions were negotiated at arm's length.

             MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock has traded over the counter and has been quoted on the OTC Bulletin Board since February 5, 2003. The stock currently trades under the symbol "OGHC.OB" Bid and ask quotations for our common shares are routinely submitted by registered broker dealers who are members of the National Association of Securities Dealers on the NASD Over-the-Counter Electronic Bulletin Board. These quotations reflect inner-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The high and low bid information for our shares for each quarter for the last two years, so far as information is reported, through the quarter ended July 31, 2005, as reported by the Bloomberg Financial Network, are as follows:

Year Ended                  High            Low
------------------         ------          -----

2004
January 31                 $7.05           $2.28
April 30                   $4.65           $1.20
July 31                    $4.35           $2.55
October 31                 $3.45           $1.10

2005
January 31                 $3.09           $0.80
April 30                   $2.20           $1.05
July 31                    $1.20           $0.72
October 31                 $1.50           $0.82

2006
January 31                 $1.14           $0.35
April 30*                  $0.49           $0.33

*through February 13, 2006.

Restated for a 30:1 reverse split on October 4, 2004.


Number of Stockholders

The number of record holders of our common stock as of February 13, 2006 was approximately 1,450, not including nominees of beneficial owners.

Dividend Policy

We do not pay dividends on our common stock and we do not anticipate paying dividends on our common stock in the foreseeable future. We intend to retain our future earnings, if any, to finance the growth of our business.

EXECUTIVE COMPENSATION

Set forth in the following table is certain information relating to the compensation we paid during the past fiscal year to Stuart Turk, our Chief Executive Officer, and Randal A. Kaplin, Director. No other executive officer or employee earned over $100,000.

                             Summary Compensation Table

                                                            Annual Compensation
                                     Year       Salary    Bonus     All Other
                                                                   Compensation
-------------------------------------------------------------------------------
Stuart Turk,
President, Chairman,
CEO and Director                     2002(1)   $    -0-    $  -0-    $     409
                                     2003(2)   $    -0-    $  -0-    $  46,150
                                     2004(3)   $ 60,000    $  -0-    $  84,037
                                     2005      $167,000    $  -0-    $     -0-
                                     2006      $152,000    $  -0-    $     -0-


Randal A. Kalpin,
Director of Operations
Compuquest and Director              2002      $    -0-    $  -0-    $     -0-
                                     2003      $    -0-    $  -0-    $     -0-
                                     2004(4)   $    -0-    $  -0-    $ 128,750
                                     2005(5)   $    -0-    $  -0-    $ 150,000
                                     2005      $91,000    $  -0-    $      -0-

-------------------------------------------------------------------------------
(1) We issued Mr. Turk 75,000 shares as director's compensation in 2002. The shares were valued at $409.
(2) We issued Mr. Turk 1,230,000 common shares for services as Chairman and Chief Executive Officer in 2003. The shares were valued at $39,625. Additionally, we issued Mr. Turk 75,000 shares as director's compensation in 2003. The shares were valued at $6,525. Mr. Turk agreed to forego management salaries payable in the amount of $12,842. This amount was treated as a capital contribution as of January 31, 2003.
(3) On October 31, 2003, we issued Mr. Turk an option to acquire 16,667 common shares at an exercise price of $1.50 per share with an expiry of July 15, 2008. The option was issued in consideration of services rendered to us. The value of the option has been estimated to be $65,287. Additionally, we issued Mr. Turk 150,000 shares as director's compensation in 2004. The shares were valued at $18,750.
(4) The remuneration for Randal A. Kalpin is paid to a company owned by Mr. Kalpin. Additionally, we issued Mr. Kalpin 150,000 shares as director's compensation in 2004. The shares were valued at $18,750.
(5) The remuneration for Randal A. Kalpin is paid to a company owned by Mr. Kalpin.

DIRECTOR COMPENSATION

We do not currently have any formal arrangements to compensate directors. Each of our directors was granted 150,000 shares of restricted common stock on July 30, 2004 as compensation for services rendered. We compensate our directors in shares of our common stock to preserve capital to grow our company. We have not currently compensated our directors for their services for the year ended July 31, 2005.

Frank Abate joined us in July 2005 as a director and employee of our company. Mr. Abate was previously the Chief Executive Officer of Infinity, a company we acquired in July 2005. Mr. Abate resigned as a director on November 10, 2005, however he continues to be an employee. We have an employment agreement with Mr. Abate regarding his services as an employee.

EMPLOYMENT AGREEMENTS

We do not currently have any employment agreements with our executive officers.

ADDITIONAL INFORMATION

We file with the SEC periodic reports on Forms 10-KSB, 10-QSB, and 8-K.
We intend to send annual reports containing audited financial statements to our shareholders. Additionally, we filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 for the shares of common stock in the offering, of which this prospectus is a part. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement.

Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330.

The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

                           ON THE GO HEALTHCARE, INC.

                                July 31, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders of
On the Go Healthcare, Inc.
Concord, Ontario
Canada

We have audited the accompanying consolidated balance sheets of On the Go Healthcare, Inc. as of July 31, 2005 and 2004 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years ended July 31, 2005 and 2004. These consolidated financial statements are the responsibility of the management of On the Go Healthcare, Inc. Our responsibility is to express an opinion on these consolidated
financial statements based on our audits.   The Company's financial statements
for the year ended July 31, 2003 were audited by other auditors whose report dated September 12, 2003 expressed an unqualified opinion on those financial statements.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of On the Go Healthcare, Inc. as of July 31, 2005 and 2004 and the results of its operations and its cash flows for the years ended July 31, 2005 and 2004 in conformity with accounting principles generally accepted in the United States of America.



Toronto, Ontario                                    /s/Danziger & Hochman
                                                   ----------------------
October 14, 2005                                    Chartered Accountants

INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders of
On the Go Healthcare, Inc.
Concord, Ontario
Canada

We have audited the accompanying consolidated balance sheet of On the Go Healthcare, Inc. as of July 31, 2003 and July 31, 2002 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years ended July 31, 2003 and July 31, 2002. These consolidated financial statements are the responsibility of the management of On the Go Healthcare, Inc. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.
An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of On the Go Healthcare, Inc. as of July 31, 2003 and 2002 and the results of its operations and its cash flows for the years ended July 31, 2003 and July 31, 2002 in conformity with accounting principles generally accepted in the United
States of America.


/s/Rosenberg Smith & Partners
-----------------------------
Rosenberg Smith & Partners
Chartered Accountants
Concord, Ontario

September 12, 2003

ON THE GO HEALTHCARE, INC.                                         Statement I
Consolidated Balance Sheets
As at July 31, 2005 and 2004

                                                            2005          2004


ASSETS
    Current
        Cash                                         $ 1,704,663   $   184,343
        Accounts receivable                            3,764,747       511,086
        Inventory                                        508,025       239,659
        Income tax receivable                             29,703             -
        Prepaid expenses                                 141,916         7,192
        Due from Vital Products Inc. (note 5)          1,065,522             -
        Assets held for sale (note 16)                         -       367,191
                                                     -----------   -----------
                                                       7,214,576     1,309,471
                                                     -----------   -----------
    Other
        Deferred tax asset (note 6)                      427,945             -
        Investment in Vital Products Inc. (note 7)       250,000             -
        Property and equipment, net of accumulated
          depreciation (note 8)                          405,896        69,797
        Goodwill (note 9)                              2,326,807             -
                                                     -----------   -----------
                                                       3,410,648        69,797
                                                     -----------   -----------
                                                     $10,625,224   $ 1,379,268
                                                     ===========   ===========

LIABILITIES
    Current
        Note payable (note 10)                       $   409,836   $         -
        Accounts payable and accrued liabilities       4,088,075       711,552
        Loan payable (note 11)                                 -        83,519
        Current portion of long-term debt                587,500             -
                                                     -----------   -----------
                                                       5,085,411       795,071

    Long-term debt (note 12)                             374,369             -
                                                     -----------   -----------
                                                       5,459,780       795,071
                                                     -----------   -----------

STOCKHOLDERS' EQUITY
    Common stock (note 13)                                 3,272         2,761
    Preferred stock (note 13)                              2,791         2,791
    Additional paid-in capital                         8,408,896     2,850,210
    Accumulated other comprehensive
      income (loss)                                       22,814       (32,264)
    Accumulated deficit                               (3,272,329)   (2,239,301)
                                                     -----------   -----------
                                                       5,165,444       584,197
                                                     -----------   -----------
                                                     $10,625,224   $ 1,379,268
                                                     ===========   ===========

The accompanying notes are an integral part of these consolidated financial statements.
                                                                             F1

ON THE GO HEALTHCARE, INC.                                        Statement II
Consolidated Statements of Operations
For the Years Ended July 31, 2005, 2004 and 2003

                                               2005          2004         2003


Sales                                   $ 5,570,778   $ 2,735,345    $       -
                                        -----------   -----------    ---------

Cost of sales                             4,560,594     2,365,449            -
                                        -----------   -----------    ---------
Gross profit                              1,010,184       369,896            -
Selling, general and
  administrative expenses                 2,643,013       313,327            -
                                        -----------   -----------    ---------
Net operating income (loss)              (1,632,829)       56,569            -

Financing costs                             162,055             -            -
                                        -----------   -----------    ---------
Net income (loss) before income
  taxes and discontinued operations      (1,794,884)       56,569            -
Deferred income tax expense (benefit)      (459,783)            -            -
                                        -----------   -----------    ---------
Income (loss) from continuing operations (1,335,101)       56,569            -
                                        -----------   -----------    ---------
Discontinued operations, net of tax         302,073    (1,591,055)    (388,684)
                                        -----------   -----------    ---------
Net (loss) for the year                ($ 1,033,028)  ($1,534,486)  ($ 388,684)
                                        ===========   ===========    =========
Net (loss) per common share            ($      0.59)  ($     1.04)  ($    0.37)
                                        ===========   ===========    =========
Weighted average number of
  common shares outstanding               1,752,327     1,472,872    1,051,345
                                        ===========   ===========    =========

The accompanying notes are an integral part of these consolidated financial statements.
                                                                             F2

                         On the Go Healthcare, Inc.
        Consolidated Statements of Stockholders' Equity (Deficiency)
             For the years ended July 31, 2005, 2004 and 2003

                               Common Stock         Preferred stock         Treasury Stock
                             Number    Amount      Number     Amount      Number       Amount


 -----------------------------------------------------------------------------------------------

 Balance July 31, 2002   29,613,500     2,962            -           -            -            -

 Common stock issued as
   compensation for rent,
   salary, consulting
   and legal fees         8,040,000       804            -           -            -            -
 Net loss for the period          -         -            -           -            -            -
 Capital contribution             -         -            -           -            -            -
 Stock options issued             -         -            -           -            -            -
 Treasury stock acquired          -         -            -           -    1,000,000      (21,243)
 Foreign currency
   translation adjustment         -         -            -           -            -            -
                         ------------------------------------------------------------------------
 Balance July 31, 2003   37,653,500    $3,766            -           -    1,000,000     $(21,243)

 Treasury stock
   cancelled             (1,000,000)     (100)           -           -   (1,000,000)      21,243
 Shares issued for cash   8,548,928       854            -           -            -            -
 Financing costs for
   shares issued                  -         -            -           -            -            -
 Shares issued for loans  3,333,333       333                                                  -
 Capital contribution of
   interest free loans            -         -            -           -            -            -
 Issue costs for shares
   issued                         -         -            -           -            -            -
 Common stock issued as
   Compensation for
     consulting fees      6,790,000       679            -           -            -            -
 Stock options issued as
   compensation for salary
     and consulting fees          -         -            -           -            -            -
 Conversion of shares to
   preferred shares     (27,913,333)   (2,791)     279,134       2,791
 Net loss for the period          -         -                                     -            -
 Foreign currency
   translation adjustment         -         -            -           -            -            -
 Stock options exercised    200,000        20            -           -            -            -
                         ------------------------------------------------------------------------
 Balance July 31, 2004   27,612,428 $   2,761      279,134    $  2,791            -     $      -

 Shares issued for cash   2,522,218       252            -           -            -            -
 Reverse stock split    (29,130,158)
 Shares issued for cash     454,415        35            -           -            -            -
 Shares issued for
   services                 689,500        79            -           -            -            -
 Warrants converted to
   common stock              96,000        10            -           -            -            -
 Shares issued for
   purchase of Infinity
   Technologies Inc.      1,350,000       135            -           -            -            -
 Warrants issued
   for services                   -         -            -           -            -            -
 Financing costs
   for shares issued              -         -            -           -            -            -
 Beneficial conversion
   feature associated
   with convertible debt          -         -            -           -            -            -
 Foreign currency
   translation                    -         -            -           -            -            -
 Net loss for period              -         -            -           -            -            -
                         ------------------------------------------------------------------------
 Balance July 31, 2005    3,594,403     3,272      279,134       2,791            -            -
                         ------------------------------------------------------------------------

                                Additional                Accumulated
                                paid in      Deficit         other
                                capital                   Comprehensive
                                                          Income (Loss)        Total
 -----------------------------------------------------------------------------------
 Balance July 31, 2002          457,958     (316,131)      (18,489)        $ 126,300

 Common stock issued as
   compensation for rent,
   salary, consulting
   and legal fees               309,610            -             -           310,414
 Net loss for the period              -     (388,684)            -          (388,684)
 Capital contribution            12,842            -             -            12,842
 Stock options issued            13,665            -             -            13,665
 Treasury stock acquired              -            -             -           (21,243)
 Foreign currency
   translation adjustment             -            -        17,524            17,524
                         -----------------------------------------------------------
 Balance July 31, 2003       $  794,075   $ (704,815)      $  (965)           70,818

 Treasury stock
   cancelled                    (21,143)                                           -
 Shares issued for cash         944,861            -             -           945,715
 Financing costs for
   shares issued                157,907            -             -           157,907
 Shares issued for loans         99,667                                      100,000
 Capital contribution of
   interest free loans            1,594            -                           1,594
 Issue costs for shares
   issued                        (3,041)           -                          (3,041)
 Common stock issued as
   Compensation for
     consulting fees            689,122            -                         689,801
 Stock options issued as
   compensation for salary
     and consulting fees        177,188            -            -            177,188
 Conversion of shares to
   preferred shares
 Net loss for the period              -   (1,534,486)            -        (1,534,486)
 Foreign currency
   translation adjustment             -            -       (31,299)          (31,299)
 Stock options exercised          9,980                                       10,000

                         -----------------------------------------------------------
 Balance July 31, 2004       $2,850,210  $(2,239,301)     $(32,264)        $ 584,197

 Shares issued for cash         174,748            -             -           175,000
 Reverse stock split
 Shares issued for cash         722,293            -             -           722,328
 Shares issued for
   services                     645,531            -             -           645,610
 Warrants converted to
     common stock                95,990            -             -            96,000
 Shares issued for
   purchase of Infinity
   Technologies Inc.          1,349,865            -             -         1,350,000
 Warrants issued
   for services                 346,268            -             -           346,268
 Financing costs
   for shares issued             53,840            -             -            53,840
 Beneficial conversion
   feature associated
   with convertible debt      2,170,151            -             -         2,170,151
 Foreign currency
   translation                        -            -        55,078            55,078
 Net loss for period                  -   (1,033,028)            -      (  1,033,028)
                         -----------------------------------------------------------
 Balance July 31, 2005        8,408,896   (3,272,329)       22,814         5,165,444
                         -----------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.
                                                                             F3

ON THE GO HEALTHCARE, INC.                                        Statement IV
Consolidated Statements of Cash Flows
For the Years Ended July 31, 2005, 2004 and 2003


                                               2005          2004         2003
                                        ------------  ------------  -----------

Operating activities
    Net loss for the year               ($1,033,028)  ($1,534,486)  ($ 388,684)
                                        ------------  ------------  -----------
    Adjustments to reconcile net loss
      to net cash used by operating
      activities:
        Depreciation                        116,759        53,268       19,876
        Shares and stock options
          issued in consideration
          of services rendered              645,610       867,149      302,607
        Gain on sale of Childcare
          Division                         (615,341)            -            -
        Warrants issued for services        346,268             -            -
        Financing costs                      53,840       157,907            -
        Capital contribution of
          interest free loan                      -         1,594            -
        (Increase) decrease in:
           Accounts receivable             (502,681)     (233,585)     (12,452)
           Inventory                         35,305         1,831      (22,842)
           Prepaid expenses                (119,508)      113,910     (112,463)
           Deferred income taxes           (427,945)            -      101,783
        Increase in:
           Accounts payable and
             accrued liabilities            121,769       205,647       17,013
                                        ------------  ------------  -----------
Total adjustments                          (345,924)    1,167,721      293,522
                                        ------------  ------------  -----------
Net cash used by operating activities    (1,378,952)     (366,765)     (95,162)
                                        ------------  ------------  -----------
Investing activities
    Purchase of Helios/Oceana Ltd.         (350,856)            -            -
    Purchase of Infinity Technology Inc.   (395,549)            -            -
    Loan to Vital Products Inc.             (60,524)            -            -
    Acquisition of property and equipment  (276,692)     (193,794)           -
                                        ------------  ------------  -----------
                                         (1,083,621)     (193,794)           -
                                        ------------  ------------  -----------
Financing activities
    Issue of convertible debt facility    3,132,020             -            -
    Warrants issued for cash                 96,000             -            -
    Decrease in bank indebtedness                 -       (92,486)      (2,100)
    Proceeds on sale of capital stock
      net of expenses                       897,328       952,674            -
    Payments on loan payable                (45,902)      (70,469)           -
    Payments on notes payable to
      related parties                       (83,519)      (35,393)      (4,763)
    Proceeds from loan payable to
      related parties                             -         2,820      102,682
                                        ------------  ------------  -----------
    Net cash provided by
      financing activities                3,995,927       757,146       95,819
                                        ------------  ------------  -----------
Effect of exchange rate changes on cash     (13,034)      (13,006)         105
                                        ------------  ------------  -----------
Net increase in cash                      1,520,320       183,581          762
Cash at beginning of year                   184,343           762            -
                                        ------------  ------------  -----------
Cash at end of year                      $1,704,663    $  184,343    $     762
                                        ============  ============  ===========
Non-cash items
    Note payable                        $   409,833
    Share issuance for Infinity
      Technologies Inc.                   1,350,000
    Investment in Vital Products Inc.       250,000
    Loan to Vital Products Inc.             905,000


The accompanying notes are an integral part of these consolidated financial statements.
                                                                             F4

ON THE GO HEALTHCARE, INC.
Notes to Consolidated Financial Statements
As of July 31, 2005 and 2004

1.      NATURE OF OPERATIONS AND BASIS FOR PRESENTATION

        On the Go Healthcare, Inc. is a Delaware corporation incorporated on July 21, 2000. These consolidated financial statements present the accounts of On the Go Healthcare, Inc. and its wholly owned subsidiaries, The International Mount Company, Ltd., 1637033 Ontario Limited, Helios/Oceana Ltd. and Infinity Technologies Inc. The consolidated entities will hereinafter be referred to as the Company. All significant inter-company accounts and transactions have been eliminated.

        The Company operates as a value added distributor of computer hardware and software. The corporate headquarters is located in Ontario, Canada.


2.      ACQUISITIONS

        On July 1, 2005, the Company purchased all of the issued and outstanding stock of Infinity Technologies Inc., an Ontario-based company that is a value added computer distributor. The results of operations for Infinity Technologies Inc. have been included in the financial statements of the Company from the date of acquisition. The acquisition has been accounted for using the purchase method as follows:


                Accounts receivable       $2,750,980
                Inventory                    303,671
                Other current assets          44,919
                Property and equipment       125,522
                Intangible assets          1,975,951
                Accounts payable          (2,999,759)
                Loan payable                 (45,902)
                                         ------------
                Net                      $ 2,155,382
                                         ============

        The Company paid for this acquisition by payment of cash of $395,549 ($819,672 cash paid less $424,123 cash acquired), issue of common shares of the Company to the vendor totaling $1,350,000 and assumption of a promissory note of $409,833.

        On February 28, 2005, the Company acquired 1637033 Ontario Limited and its wholly-owned subsidiary, Helios/Oceana Ltd., an Ontario-based company, that provides IT professional services. The results of operations have been included in the financial statements of the Company from the date of acquisition. The acquisition has been accounted for using the purchase method as follows:

                Intangibles              $ 350,856
                                         =========

        The Company paid for this acquisition by acting on security on a note receivable for $202,721 and assumption of net liabilities of $148,135.
                                                                             F5

3.      SIGNIFICANT ACCOUNTING POLICIES

        Accounting Principles

        The Company's accounting and reporting policies conform to generally accepted accounting principles and industry practice in the United States. The financial statements are prepared in United States dollars.

        Use of Estimates

        The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

        Foreign Currency Translation

        The Company considers the functional currency to be the local currency and, accordingly, their financial information is translated into U.S. dollars using exchange rates in effect at year-end for assets and liabilities and average exchange rates during each reporting period for the results of operations. Adjustments resulting from translation of foreign subsidiaries' financial statements are included as a component of other comprehensive income (loss) within stockholders' equity.

        Fair Value of Financial Instruments

        The Company's estimate of the fair value of cash, accounts receivable, notes receivable, notes payable, loans payable, accounts payable and accrued liabilities and long-term debt approximates the carrying value.

        The fair value of investments in private companies is not readily determinable because these investments are not publicly traded. The Company believes that the carrying value approximates the fair value.

        Property and Equipment

        Property and equipment are recorded at cost less accumulated depreciation. Depreciation is provided annually on a declining basis and straight line basis over the estimated useful life of the asset, except for current year additions on which one-half of the rates are applicable:

                Manufacturing equipment          30% declining balance
                Leaseholds                        5  years straight line
                Office furniture                 20% declining balance
                Computer hardware                30% declining balance
                Computer software               100% declining balance

                                                                             F6

        Business Combinations and Goodwill

        The Company accounts for business combinations and goodwill in accordance with FASB 141 and 142 respectively. As such, the purchase method of accounting is applied to all acquisitions and goodwill is not amortized unless its value is impaired.

        Segment Reporting

        The Company monitors its operations on a divisional basis and has only one reportable operating segment, being a value added distributor of computer hardware and software.

        Reclassifications

        Certain prior year amounts were reclassified to conform to current year presentation.

        Revenue Recognition

        The Company recognizes revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101") as modified by Securities and Exchange Commission Staff Accounting Bulletin No.104. Under SAB 101, revenue is recognized at the point of passage to the customer of title and risk of loss, there is persuasive evidence of an arrangement, the sales price is determinable, and collection of the resulting receivable is reasonably assured. The Company generally recognizes revenue at the time of delivery of goods. Sales are reflected net of discounts and returns.

        Income Taxes

        The Company accounts for its income taxes under the liability method specified by Statement of Financial Accounting Standards (SFAS) No.109, Accounting for Income Taxes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities.

        Stock Option Plans

        The Company applies the fair value based method of accounting prescribed by Statement of Financial Accounting Standards (SFAS)
        No. 123, Accounting for Stock-Based Compensation in accounting for its stock options granted to both employees and non-employees. As such, compensation expense is recorded on the date of grant based on the fair market value of the stock and expensed in the period which the option was granted.

                                                                             F7

        Comprehensive Income

        The Company has adopted Statement of Financial Accounting Standards
        (SFAS) No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners or distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under the current accounting standards as a component of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is displayed in the statement of shareholder's equity and in the balance sheet as a component of shareholder's equity.

4.      LIQUIDITY

        During the years ended July 31, 2005 and 2004, the Company incurred losses of $1,033,028 and $1,534,486, respectively and cash used in operations was $1,378,952 and $366,765, respectively. The Company financed their operations using cash generated from operations, sales of their common stock, the exercise of share purchase warrants, vendor credit and debt financing.

        Cash required for operations has increased significantly. Further, the acquisition of Infinity Technologies Inc. and Helios/Oceana Ltd. resulted in the use of cash and the assumption of additional liabilities.

        Management believes that the net proceeds from the debt facility with Laurus together with cash generated from operations will be sufficient to meet their cash requirements for the year ending July 31, 2006.


5.      DUE FROM VITAL PRODUCTS INC.

                                                       2005           2004
                                                  ----------    ----------
        Note receivable plus accrued interest,
          interest payable at 20% per annum,
          unsecured, due July 5, 2006              $ 760,684    $        -

        Note receivable plus accrued interest,
          interest payable at 20% per annum,
          unsecured, due June 15, 2006               261,427             -

        Advances, non-interest bearing,
          unsecured with no specific terms
          of repayment                                43,411             -
                                                  ----------    ----------
                                                  $1,065,522    $        -
                                                  ==========    ==========
                                                                             F8

6.      INCOME TAXES

        The company accounts for income taxes using the liability method in accordance with Statement of Financial Accounting (SFAS) No. 109, Accounting for Income Taxes. Under the liability method, a deferred tax asset or liability is determined based on the difference between the financial statement and tax basis of assets and liabilities, as measured by the enacted tax rates assumed to be in effect when these differences are expected to reverse.

        The approximate income tax effect of the temporary differences comprising the net deferred tax asset is approximately as follows:

                                                       2005           2004
                                                -----------    -----------
        Non-capital losses carried forward      $ 4,349,469    $ 2,445,188

        Enacted tax rate - 36%
        Deferred tax asset                        1,565,809        880,242
        Less:  Valuation allowance               (1,137,864)      (880,242)
                                                -----------    -----------
        Net deferred tax                        $   427,945    $         -
                                                ===========    ===========

        In assessing the realizability of future tax assets, management considers whether it is more likely than not that some portion or all of the future tax assets will not be realized. The ultimate realization of future tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of future tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

        The amount of the above-mentioned tax losses available for carry forward are as follows: 2008 - $575,350; 2009 - $279,713;
        2010 - $388,684; 2011 - $1,665,020; 2012 - $1,450,702.

                                        2005            2004
                                       -----           -----
        Federal statutory rate         22.0            22.0
        Provincial statutory rate      14.0            14.0
                                       -----           -----
        Effective tax rate             36.0%           36.0%
                                       =====           =====

7.      INVESTMENT IN VITAL PRODUCTS INC.

        Investment in 1,000,000 common shares of Vital Products Inc. representing 9.3% of the outstanding shares, at cost.

                                                                             F9

8.      PROPERTY AND EQUIPMENT

        Property and equipment consist of the following:

                                              2005            2004
                                         ---------        --------
        Machinery and equipment          $ 129,439        $      -
        Office equipment                    18,507          26,451
        Computer software                   52,645           1,805
        Computer hardware                  205,144          59,943
        Leasehold improvements             168,020               -
                                         ---------        --------
                                           573,755          88,199
        Less:  Accumulated depreciation   (167,859)        (18,402)
                                         ---------        --------
        Property and equipment, net      $ 405,896        $ 69,797
                                         =========        ========


        Depreciation expense for property and equipment for the years ended July 31, 2005 and July 31, 2004 was $116,759 and $53,268 respectively.


9.      GOODWILL

        In accordance with Statement of Financial Accounting Standards
        (SFAS) No. 142, "Goodwill and Other Intangible Assets", which was adopted in its entirety on June 1, 2004, the Company evaluates the carrying value of other intangible assets annually as of July 31 and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. When evaluating whether or not the asset is impaired, the Company compares the fair value of the reporting unit to which the asset is assigned to its carrying amount. If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured. The impairment loss would be calculated by comparing the implied fair value of the reporting unit to its carrying amount. The evaluation of Company's goodwill completed as of July 31, 2005 in accordance with SFAS No. 142 resulted in no impairment losses.

        The changes in the carrying amount of goodwill for the two years ended July 31, 2005 and 2004 are as follows:


        Balance, August 1, 2003                                      $        -
        Goodwill acquired during the year - Vital Baby
                                              Innovations Inc.          187,844
                                                                     ----------
        Balance, July 31, 2004                                          187,844

        Goodwill disposed of during the year - Vital Baby
                                                 Innovations Inc.      (187,844)
        Goodwill acquired during the year - Infinity
                                              Technologies Inc.       1,975,951

        Goodwill acquired during the year - Helios/Oceana Ltd.          350,856
                                                                     ----------
        Balance, July 31, 2005                                       $2,326,807
                                                                     ==========

                                                                            F10

10.     NOTE PAYABLE

        The note payable arose from the acquisition of the outstanding shares of Infinity Technologies Inc. and is non-interest bearing and will be paid in 3 equal monthly payments of $136,612 starting in January 2006 and ending March 2006.


11.     LOAN PAYABLE

        The loan payable arose from the acquisition of the operating assets net of assumed liabilities of Vital Baby Innovations, Inc. Of the total amount payable of $149,565, $72,465 was payable upon signing and the balance payable at the rate of $36,232 per month.


12.     LONG-TERM DEBT

        The Company accounts for convertible debt securities by the method specified by Statement of Financial Accounting Standards (SFAS) No.133, "Accounting for Derivative Instruments and Hedging Activities" and its related interpretations. SFAS No. 133 requires that a conversion option should be accounted for separately as a derivative if the conversion option meets certain criteria.

        On July 14, 2005, the Company executed a convertible debt facility with Laurus Master Fund, Ltd. ("Laurus") granting access to borrow up to $5,500,000. This financing consists of a $500,000 secured term loan (the "Term Note") and a $5,000,000 secured revolving note
        (the "Revolving Note"). The Revolving Note is effectuated through a $2,500,000 convertible minimum borrowing note and provides for advances of up to 90% of eligible accounts receivable. To the extent the Company repays the amount outstanding under the Revolving Note and/or Laurus converts amounts due under the Revolving Note into Common Stock, the Company may reborrow or make additional borrowings, provided that the aggregate amount outstanding does not exceed the eligible accounts receivable. The Company has borrowed a total of $3,400,000 consisting of $500,000 under the Term Note and $2,900,000 under the Revolving Note. At July 31, 2005, $2,100,000 remains available for borrowing under the Revolving Note. Borrowings under the Laurus debt facility are secured by the assets of the Company.

        Both the $500,000 Term Note and the $2,900,000 Revolving Note (together the "Notes") provide for conversion, at the option of Laurus, of the amounts outstanding into the Company's common stock at a fixed conversion price of $1.02 per share (the "Fixed Conversion Price").
        In the event that the Company issues common stock or derivatives convertible into our common stock for a price less than $1.02 per share, then the price at which Laurus may convert its shares is reset to that lower price. The conversion prices under the Notes are subject to equitable adjustment for stock splits, stock dividends and similar events. Laurus is obligated to convert scheduled principal and interest payments under the Term Note when (i) a registration statement has become effective with respect to the shares of common stock underlying the indebtedness, (ii) the five (5) day average market price of the Company's common stock is 115% of the Fixed Conversion Price, and (iii) certain trading volume criteria have been met.

                                                                            F11

        Using the Black-Scholes option pricing model, the Company determined the fair value of the conversion feature related to the Notes to be $2,365,000 if the full $5,500,000 available under the note is advanced. The assumptions used in the fair value calculation for the warrants were as follows: stock price of $1.03, exercise price of $1.02, weighted average term of three (3) years, volatility (annual) of 59%, dividends rate of 0% and a risk free interest rate of 3.0%. Accordingly, the fair value per share of the warrants was calculated to be $0.43 per share. As a result of the beneficial conversion feature, a discount on debt issued of $2,900,000 was recorded and is being amortized to interest expense over the three year life of the debt agreement.

        As part of the transaction, the Company also issued Laurus a seven-year warrant to purchase 1,420,000 shares of their common stock at a price of $1.11 per share. The fair market value of the warrants issued was determined to be $869,000 using the Black-Scholes option pricing model. The assumptions used in the fair value calculation of the warrants were as follows: stock price of $1.03, exercise price of $1.11, weighted average term of seven (7) years, volatility of 59%, dividend rate of 0% and a risk free interest rate of 3.0%. Accordingly, the fair value per share of the warrants was calculated to be $0.61 per share. The Company will amortize this relative fair value of the stock and warrants to interest expense over the three (3) year life of the debt agreement, using the interest method. The loan costs, conversion feature and warrants issued in connection with the Notes, result in an effective interest rate on the debt of approximately 90%.

        The Notes bear annual interest at the prime rate (as reported in the Wall Street Journal) plus 2% subject to a floor of eight percent, and mature in three years. The interest rate on the Notes will be decreased by 2.0% for every 25% increase in the market value of the Company's common stock above the Fixed Conversion Price up to a minimum of 0.0%. Monthly interest payments on the Notes begin
        August 1, 2005. Monthly amortizing payments of principal on the Term Note, equal to $15,625, are payable on the first day of each month commencing December 1, 2005. The final principal amortization payment on the Term Note is due December 1, 2005. Under the Term Note, if monthly payments of interest and principal are made in cash rather than converted to shares of common stock, the Company will pay Laurus 103% of the then monthly amount due. Prepayments under the Term Note are subject to a premium in the amount of 30% of the principal being repaid. The Revolving Note terminates, and borrowings thereunder become due July 14, 2008.

        The Notes also require the Company to have an effective registration statement covering the common stock underlying the conversion feature of the Notes and the Warrants issued in connection with the Notes.

                                                                            F12

        Following is an analysis of draws under the Notes during the year ended July 31, 2005:

        Amount

        Draws under the Term Note                            $    500,000
        Draws under the Revolving Note                          2,900,000
                                                             ------------
        Total contractual amounts due under the Notes           3,400,000

        Origination fee                                          (214,500)
        Other direct costs of the financing                       (53,480)
                                                             ------------
        Net proceeds to the Company                             3,132,020

        Stock warrants issued in connection with the financing   (868,806)
        Value of beneficial conversion feature                 (1,301,345)

        Long-term debt at date of origination                $    961,869
                                                             ============


13.     CAPITAL STOCK

        Authorized:
            100,000,000 common shares with a $0.0001 par value.
              1,000,000 preferred shares with a $0.01 par value.
                400,000 Series A preferred stock with a $0.01 par value.

                                                                   2005    2004
                                                                 ------  ------
        Issued:

          3,594,403 common shares (2004 - 920,448)               $3,272  $2,761
                                                                 ======  ======
            279,134 Series A preferred shares (2004 - 279,134)   $2,791  $2,791
                                                                 ======  ======

        The preferred shares are convertible to common shares at the option of the holder at a ratio of one (1) preferred share for one-hundred
        (100) common shares.

        On October 1, 2004, the Company had a 30:1 reverse stock split.


14.     STOCK OPTIONS

        The Company has adopted a stock option plan accounted for under Statement of Financial Accounting Standards (SFAS) No. 123 and related interpretations.

        On October 31, 2003, the Company granted 16,666 options to a director in consideration for services rendered at $1.50 expiring October 31, 2008 and expensed the difference between the fair market value of the shares on October 31, 2003 and the option price.

        Included in selling, general and administrative expenses, is $Nil (2004 - $177,188) of consulting fees relating to these options.

                                                                            F13

        The following table summarizes information about options at July 31, 2005:

                             Number           Remaining
        Exercise Price    Outstanding     Contractual Life

             $1.50           16,667           3 years

        During the period, 1,350,000 (2004 - 650,000) options expired and no (2004 - 200,000) options were exercised.

15.     WARRANTS

        During the year, 2,380,000 warrants were issued by the Company. The total warrants outstanding at July 31, 2005 were 2,284,000. The details are as follows:

                Outstanding     Share Price     Expiry Date

               1,420,000           $1.11          July 2012
                 864,000           $1.00       October 2006
               ---------
               2,284,000
               =========

        During the year, 96,000 warrants were exercised at $1.00 per share.

16.     DISCONTINUED OPERATIONS

        In July 2005, the Company sold and disposed of its Childcare Division to Vital Products Inc., in order to focus more fully on its Computer Division. The Company received from the sale of the Childcare Division $250,000 in common stock of Vital Products Inc. and a $750,000 note from Vital Products Inc. All equipment, intellectual property and customer lists associated and used in the Childcare Division were purchased by Vital Products Inc. All assets and liabilities of the Childcare Division were not assumed by the buyer. The Company recognized a gain on sale of the business of $615,623 ($504,811 net of tax) in the fourth quarter of fiscal year 2005.

        The following amounts related to the Company's discontinued operation have been segregated from continuing operations and reflected as discontinued operations.

                                               2005           2004        2003
                                         ----------     ----------   ---------

        Sales                            $  816,590     $  277,557    $ 91,584

        Loss before income taxes          ($271,441)   ($1,591,055)  ($286,901)
        Income tax expense (benefit)        (68,703)             -     101,783
                                         ----------     ----------   ---------
        Loss from discontinued
          operation, net of tax            (202,738)    (1,591,055)   (388,684)
                                         ----------     ----------   ---------
        Pre-tax gain on sale of
          discontinued business             615,623              -           -
        Income tax expense                  110,812              -           -
                                         ----------     ----------   ---------
        Gain on sale of business,
          net of tax                        504,811              -           -
                                         ----------     ----------   ---------
        Discontinued operations,
          net of tax                     $  302,073    ($1,591,055)  ($388,684)
                                         ==========     ==========   =========

                                                                            F14

17.     RELATED PARTY TRANSACTIONS

        During the year, the Company paid rent of $60,000 (2004 - $60,000; 2003 - $60,000) to a company related to a director.

        Included in accounts payable is $255,000 due to a company controlled by a director. This amount arose from assuming a debt from a customer of the related company. The Company received a note receivable from the customer in consideration for assuming the debt.

        During the year, $90,000 (2004 - $0; 2003 - $0) was paid to a company controlled by a director for equipment rental.

        The above related party rent transaction is not necessarily indicative of the amounts that would have been incurred had a comparable transaction been entered into with an independent party. The terms of this transaction were more favorable than would have been attained if the transactions were negotiated at arm's length.

18.     NET INCOME (LOSS) PER COMMON SHARE

        The Company computes net income (loss) per common share in accordance with Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share", ("SFAS 128"), SEC Staff Accounting Bulletin
        No. 98 ("SAB 98") and Emerging Issues Task Force No. 04-8 "The Effect of Contingently Convertible Instruments on Diluted EPS". Under the provisions of SFAS 128 and SAB 98, basic net income (loss) per common share ("Basic EPS") is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding. Diluted net income (loss) per common share ("Diluted EPS") is computed by dividing net income (loss) adjusted for interest expense and amortization of debt issuance costs associated with the Convertible Debentures, by the weighted average number of common shares and dilutive potential common share equivalents then outstanding. Potential common shares consist of shares issuable upon the exercise of stock options and convertible securities such as Convertible Debentures. The calculation of diluted net loss per share does not include potential shares of common stock equivalents for the years ended July 31, 2005 and 2004 respectively, as their impact on net loss per share would be anti-dilutive.

19.     COMMITMENTS

        Commitments

        The Company has entered into operating leases for certain vehicles. Minimum lease payments under the terms of the lease are as follows:

                2006       $35,892
                2007        33,673
                2008        16,045
                           -------
                           $85,610
                           =======
                                                                            F15

                        On the Go Healthcare, Inc.

                      Consolidated Financial Statements

             Three Months Ended October 31, 2005 and 2004 (Unaudited)

                          On the Go Healthcare, Inc.

                         Consolidated Balance Sheet

              October 31, 2005 (Unaudited) and July 31, 2005


                                                       ----------   ---------
                                                       October 31,    July 31,
                                                           2005         2005
                                                        ----------   ---------

ASSETS
    Current
        Cash                                         $   625,971   $ 1,704,663
        Accounts receivable                            3,760,239     3,764,747
        Inventory                                        242,855       508,025
        Income tax receivable                                  -        29,703
        Prepaid expenses                                 204,528       141,916
        Due from Vital Products Inc.                   1,039,146     1,065,522
                                                     -----------   -----------
                                                       5,872,739     7,214,576
                                                     -----------   -----------
    Other
        Deferred tax asset                               442,002       427,945
        Investment in Vital Products Inc.                250,000       250,000
        Property and equipment, net of accumulated
          depreciation                                   574,971       405,896
        Goodwill                                       2,603,238     2,326,807
                                                     -----------   -----------
                                                       3,870,211     3,410,648
                                                     -----------   -----------
                                                     $ 9,742,950   $10,625,224
                                                     ===========   ===========

LIABILITIES
    Current
        Note payable                                 $   423,298   $   409,836
        Accounts payable and accrued liabilities       3,128,770     4,088,075
        Current portion of long-term debt                587,500       587,500
                                                     -----------   -----------
                                                       4,139,568     5,085,411

    Long-term debt                                       478,493       374,369
                                                     -----------   -----------
                                                       4,618,061     5,459,780
                                                     -----------   -----------

STOCKHOLDERS' EQUITY
    Common stock $0.0001 par value; 100,000,000
      shares authorized; issued 3,990,403;
      (July 31, 2005 - 3,594,403)
      preferred stock; $0.01 par value; 1,000,000
      shares authorized; issued 279,134 (July 31,
      2005 - 279,134)
        Issued and outstanding - common                    3,311         3,272
        Issued and outstanding - preferred                 2,791         2,791
        Additional paid-in capital                     8,797,356     8,408,896
        Accumulated other comprehensive income (loss)    189,834        22,814
        Accumulated deficit                           (3,868,403)   (3,272,329)
                                                     -----------   -----------
                                                       5,124,889     5,165,444
                                                     -----------   -----------
                                                     $ 9,742,950   $10,625,224
                                                     ===========   ===========

The accompanying notes are an integral part of the consolidated financial statements.
                                                                            F16

                        On the Go Healthcare, Inc.

                Consolidated Statements of Operations and

                 Comprehensive (Loss) Income (Unaudited)

                                                            Three Months Ended
                                                                October 31,
                                                        ----------------------
                                                              2005        2004
                                                        ----------------------
Sales
   Computer                                             $6,196,511  $  852,309
                                                        ----------   ---------

   Cost of sales
     Computer                                            5,030,449     639,958
                                                        ----------   ---------

Gross profit                                             1,166,062     212,351

Selling, general and administrative
    expenses                                             1,596,550     268,700
                                                        ----------   ----------

Loss before income taxes and discontinued operations      (430,488)    (56,349)
    Financing costs                                        165,586       1,797
    Income taxes                                                 0           0
    Discontinued operations                                      0      34,600
                                                        ----------   ----------
Net loss                                                  (596,074)    (19,952)
                                                        ==========   ==========

Net loss per common share                                 $   (.15)  $    (.02)
                                                        ==========   ==========

Weighted average number of
common shares outstanding                                3,792,403      975,810
                                                        ==========  ===========


The accompanying notes are an integral part of the consolidated financial statements.
                                                                            F17

                         On the Go Healthcare, Inc.

              Consolidated Statements of Cash Flows (Unaudited)



                                                             Three Months Ended
                                                                October 31,
                                                           --------------------
                                                                2005      2004
                                                           --------------------
Operating activities
        Net loss                                            (596,074)  (19,952)
                                                           --------------------
        Adjustments to reconcile net loss to net cash used
          by operating activities:
            Amortization                                      37,920    23,824
            Shares issued in consideration of services
              rendered                                       100,000         0
            Financing costs                                   92,661         0
            (Increase) decrease in:
               Income tax receivable                          29,073         0
               Accounts receivable                             4,508  (146,197)
               Inventory                                     265,170   (26,219)
               Prepaid expenses                               12,612   (15,128)
            Increase (decrease) in:
               Accounts payable and accrued liabilities     (959,305)    8,976
                                                           --------------------
        Net cash used by operating activities             (1,103,435) (174,696)
                                                           --------------------
Investing activities
        Acquisition of property and equipment               (183,636)  (38,951)
                                                           --------------------
        Net cash used by investing activities               (183,636)  (38,951)
                                                           --------------------
Financing activities
        Proceeds on sale of capital stock net of expenses     46,000   175,000
        Issue costs on shares issued for cash                      0    (1,797)
        Payments on loan payable                                   0   (19,316)
                                                           --------------------
        Net cash provided by financing activities             46,000   153,887
                                                           --------------------
Effect of exchange rate changes                              172,379    28,286
                                                           --------------------
Net increase (decrease) in cash                           (1,078,692)  (31,474)

Cash at beginning of period                                1,704,663   184,343
                                                           --------------------

Cash at end of period                                       $625,971  $152,869
                                                           ====================
Non-cash items
  Intangibles                                               $200,000
  Prepaid expenses                                            42,500


The accompanying notes are an integral part of the consolidated financial statements.
                                                                            F18

                        On the Go Healthcare, Inc.

                 Notes to Consolidated Financial Statements


           Three Months Ended October 31, 2005 and 2004 (Unaudited)

1. Financial Statements

   The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and
   Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position of the Company as of October 31, 2005 results of operations for the three months ended October 31, 2005 and 2004, and cash flows for the three months ended October 31, 2005 and 2004. Results for the three month period are not necessarily indicative of fiscal year results.

   The accompanying unaudited consolidated financial statements and notes should be read in conjunction with the audited consolidated financial statements and notes of the Company for the fiscal year ended
   July 31, 2005.

   The preparation of financial statements in conformity with generally accepted accounting principles require that management make estimates that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

2. Management's Plans

   The Company's cash flow requirements are supported by a financing agreement for an equity line of credit.

   On May 18, 2004, the Company signed an agreement to acquire substantially all of the assets and assume the liabilities of Vital Baby Innovations Inc. The acquisition closed in June 2004.

   On July 5, 2005, the Company acquired Infinity Technologies Inc., a computer hardware provider.

   In June 2005, the Company sold all significant assets to Vital Products, Inc. of its childcare division.

   In October 2005, the Company entered into a Letter of Intent to purchase Island Corporation, a company involved in computer hardware distribution focusing in the medical field.

   Management believes that despite the recent losses and limited working capital, it has developed a business plan that if successfully implemented, can substantially improve its operational results and financial condition.

                                                                            F19

3. Background Information

   On the Go Healthcare, Inc. ("On the Go" or the "Company") is a Delaware corporation incorporated on July 21, 2000.

   The consolidated financial statements present the accounts of On the Go Healthcare, Inc. and its wholly owned subsidiaries, The International Mount Company, 1637033 Ontario Limited, Helios/Oceana Ltd. and Infinity Technologies Inc. The consolidated entities will hereinafter be referred to as the Company. All significant inter-company accounts and transactions have been eliminated.

   The Company operates as a computer hardware distributor and its corporate headquarters are located in Ontario, Canada.

4. Liquidity

   During the years ended July 31, 2005 and 2004, the Company incurred losses of $1,103,435 and $1,534,486, respectively and cash used in operations was $1,378,952 and $366,765, respectively. The Company financed its operations using cash generated from operations, sales of their common stock, the exercise of share purchase warrants, vendor credit and debt financing.

   Cash required for operations has increased significantly. Further, the acquisition of Infinity Technologies Inc. and Helios/Oceana Ltd. resulted in the use of cash and the assumption of additional liabilities.

   Management believes that the net proceeds from the debt facility with Laurus together with cash generated from operations will be sufficient to meet their cash requirements for the year ending July 31, 2006.

5. Significant Accounting Policies

   Accounting Principles

   The Company's accounting and reporting policies conform to generally accepted accounting principles and industry practice in the United States. The financial statements are prepared in United States dollars.

   Use of Estimates

   The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

                                                                            F20

   Foreign Currency Translation

   The Company considers the functional currency to be the local currency and, accordingly, their financial information is translated into U.S. dollars using exchange rates in effect at year-end for assets and liabilities and average exchange rates during each reporting period for the results of operations. Adjustments resulting from translation of foreign subsidiaries' financial statements are included as a component of other comprehensive income (loss) within stockholders' equity.

   Fair Value of Financial Instruments

   The Company's estimate of the fair value of cash, accounts receivable, notes receivable, notes payable, loans payable, accounts payable and accrued liabilities and long-term debt approximates the carrying value.

   The fair value of investments in private companies is not readily determinable because these investments are not publicly traded. The Company believes that the carrying value approximates the fair value.

   Property and Equipment

   Property and equipment are recorded at cost less accumulated depreciation. Depreciation is provided annually on a declining basis and straight line basis over the estimated useful life of the asset, except for current year additions on which one-half of the rates are applicable:

           Manufacturing equipment      30% declining balance
           Leaseholds                   5 years straight line
           Office furniture             20% declining balance
           Computer hardware            30% declining balance
           Computer software            100% declining balance

   Business Combinations and Goodwill

   The Company accounts for business combinations and goodwill in accordance with FASB 141 and 142 respectively. As such, the purchase method of accounting is applied to all acquisitions and goodwill is not amortized unless its value is impaired.

   Segment Reporting

   The Company monitors its operations on a divisional basis and has only one reportable operating segment, being a value added distributor of computer hardware and software.

   Reclassifications

   Certain prior year amounts were reclassified to conform to current year presentation.

   Revenue Recognition

   The Company recognizes revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101") as modified by Securities and Exchange Commission Staff Accounting Bulletin No.104. Under SAB 101, revenue is recognized at the point of passage to the customer of title and risk of loss, there is persuasive evidence of an arrangement, the sales price is determinable, and collection of the resulting receivable is reasonably assured. The Company generally recognizes revenue at the time of delivery of goods. Sales are reflected net of discounts and returns.

                                                                            F21

   Income Taxes

   The Company accounts for its income taxes under the liability method specified by Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities.

   Stock Option Plans

   The Company applies the fair value based method of accounting prescribed by Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation in accounting for its stock options granted to both employees and non-employees. As such, compensation expense is recorded on the date of grant based on the fair market value of the stock and expensed in the period which the option was granted.

   Comprehensive Income

   The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners or distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under the current accounting standards as a component of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is displayed in the statement of shareholder's equity and in the balance sheet as a component of shareholder's equity.

6. Property and Equipment

   Property and equipment consist of the following as of;

                                       Oct. 31,       July 31,
                                         2005          2005
                                       --------       --------
        Machinery and equipment        $148,299       $129,439
        Office equipment                 19,114         18,507
        Computer software                54,374         52,645
        Computer hardware               245,145        205,144
        Leasehold improvements          309,118        168,020
                                       --------       --------
                                        776,050        573,755
        Less accumulated depreciation  (201,079)      (167,859)
                                       --------       --------
                                       $574,971       $405,896
                                       ========       ========

                                                                            F22

7. Capital Stock

During the quarter ended October 31, 2005, the Company issued a total of 396,000 shares of common stock. Included in this total is the exercise of 46,000 "C" warrants. The Company received cash consideration of $46,000 as a result of the "C" warrants being exercised. The Company issued 200,000 shares to the employees of Infinity Technology Inc valued at $200,000 relating to the purchase agreement. 100,000 shares were issued for services which were valued at $100,000. The Company issued 50,000 shares to Island Corporation as deposit relating to the future purchase of the company which is valued at $42,500.

8. Stock Options and Warrants

   The Company has adopted a stock option plan accounted for under Statement of Financial Accounting Standards (SFAS) No. 123 and related interpretations.

   Included in selling, general and administrative expenses, is $Nil (2005 - $Nil) of consulting fees relating to these options.

   The following table summarizes information about options at October 31, 2005:

                                     Number                      Remaining
             Exercise Price        Outstanding                Contractual Life

                   $1.50             16,667                     2.75 years

   During the period, Nil (2005 - Nil) options expired and 46,000 (2005 - Nil) options were exercised.

   The total warrants outstanding at October 31, 2005 were 2,238,000. The details are as follows:

               Outstanding          Share Price                 Expiry Date

                 1,420,000             $1.11                    July 2012
                   818,000             $1.00                    October 2006
                 ---------
                 2,238,000

9. Long-Term Debt

   The Company accounts for convertible debt securities by the method specified by Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities" and its related interpretations. SFAS No. 133 requires that a conversion option should be accounted for separately as a derivative if the conversion option meets certain criteria.

                                                                            F23

   On July 14, 2005, the Company executed a convertible debt facility with Laurus Master Fund, Ltd. ("Laurus") granting access to borrow up to $5,500,000. This financing consists of a $500,000 secured term loan
   (the "Term Note") and a $5,000,000 secured revolving note (the "Revolving Note"). The Revolving Note is effectuated through a $2,500,000 convertible minimum borrowing note and provides for advances of up to 90% of eligible accounts receivable. To the extent the Company repays the amount outstanding under the Revolving Note and/or Laurus converts amounts due under the Revolving Note into Common Stock, the Company may reborrow or make additional borrowings, provided that the aggregate amount outstanding does not exceed the eligible accounts receivable. The Company has borrowed a total of $3,400,000 consisting of $500,000 under the Term Note and $2,900,000 under the Revolving Note. At October 31, 2005, $2,100,000 remains available for borrowing under the Revolving Note. Borrowings under the Laurus debt facility are secured by the assets of the Company.

   Both the $500,000 Term Note and the $2,900,000 Revolving Note (together the "Notes") provide for conversion, at the option of Laurus, of the amounts outstanding into the Company's common stock at a fixed conversion price of $1.02 per share (the "Fixed Conversion Price"). In the event that the Company issues common stock or derivatives convertible into our common stock for a price less than $1.02 per share, then the price at which Laurus may convert its shares is reset to that lower price. The conversion prices under the Notes are subject to equitable adjustment for stock splits, stock dividends and similar events. Laurus is obligated to convert scheduled principal and interest payments under the Term Note when (i) a registration statement has become effective with respect to the shares of common stock underlying the indebtedness, (ii) the five (5) day average market price of the Company's common stock is 115% of the Fixed Conversion Price, and (iii) certain trading volume criteria have been met. Using the Black-Scholes option pricing model, the Company determined the fair value of the conversion feature related to the Notes to be $2,365,000 if the full $5,500,000 available under the note is advanced. The assumptions used in the fair value calculation for the warrants were as follows: stock price of $1.03, exercise price of $1.02, weighted average term of three (3) years, volatility (annual) of 59%, dividends rate of 0% and a risk free interest rate of 3.0%. Accordingly, the fair value per share of the warrants was calculated to be $0.43 per share. As a result of the beneficial conversion feature, a discount on debt issued of $2,900,000 was recorded and is being amortized to interest expense over the three year life of the debt agreement.

   As part of the transaction, the Company also issued Laurus a seven-year warrant to purchase 1,420,000 shares of their common stock at a price of $1.11 per share. The fair market value of the warrants issued was determined to be $869,000 using the Black-Scholes option pricing model.
   The assumptions used in the fair value calculation of the warrants were as follows: stock price of $1.03, exercise price of $1.11, weighted average term of seven (7) years, volatility of 59%, dividend rate of 0% and a risk free interest rate of 3.0%. Accordingly, the fair value per share of the warrants was calculated to be $0.61 per share. The Company will amortize this relative fair value of the stock and warrants to interest expense over the three (3) year life of the debt agreement, using the interest method. The loan costs, conversion feature and warrants issued in connection with the Notes, result in an effective interest rate on the debt of approximately 90%.

                                                                            F24

   The Notes bear annual interest at the prime rate (as reported in the Wall Street Journal) plus 2% subject to a floor of eight percent, and mature in three years. The interest rate on the Notes will be decreased by 2.0% for every 25% increase in the market value of the Company's common stock above the Fixed Conversion Price up to a minimum of 0.0%. Monthly interest payments on the Notes begin August 1, 2005. Monthly amortizing payments of principal on the Term Note, equal to $15,625, are payable on the first day of each month commencing December 1, 2005. The final principal amortization payment on the Term Note is due December 1, 2005. Under the Term Note, if monthly payments of interest and principal are made in cash rather than converted to shares of common stock, the Company will pay Laurus 103% of the then monthly amount due. Prepayments under the Term Note are subject to a premium in the amount of 30% of the principal being repaid. The Revolving Note terminates, and borrowings thereunder become due July 14, 2008.

   The Notes also require the Company to have an effective registration statement covering the common stock underlying the conversion feature of the Notes and the Warrants issued in connection with the Notes.


   The following is an analysis of draws under the Notes during the year ended October 31, 2005:

                                                                Amount

        Draws under the Term Note                               $   500,000
        Draws under the Revolving Note                            2,900,000
                                                                -----------
        Total contractual amounts due under the Notes             3,400,000

        Origination fee                                         (   214,500)
        Other direct costs of the financing                     (    53,480)
                                                                -----------
        Net proceeds to the Company                               3,132,020

        Stock warrants issued in connection with the financing  (   868,806)
        Value of beneficial conversion feature                  ( 1,301,345)

        Accrued interest                                            104,124

        Long-term debt at October 31, 2005                       $1,065,993
                                                                ===========

10.  Net loss per shares

   Basic earnings per share is computed by dividing net loss by the weighed average number of shares of common stock outstanding during the period. Diluted earnings per shares is computed by dividing net loss by the weighted average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares consider of shares of common stock issuable upon the exercise of stock options; common equivalent shares are excluded from the calculation if their effect is anti-dilutive.

11.  Subsequent Events

   On November 11, 2005, we issued 23,500 common shares as consideration for services rendered by Pasadena Capital Partners. The shares were valued at a total of $22,325.

   On December 1, 2005, we issued 180,000 common shares as an incentive for the investment by Dutchess Private Equities Fund, L.P. The shares were valued at a total of $153,000.
                                                                            F25

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

The accounting firm of Danziger & Hochman audited our financial statements. We have had no changes in or disagreements with our accountants.

              PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article X and XI of our Restated Certificate of Incorporation and Article XII of our Bylaws provides that members of our Board of Directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability:

- for any breach of the director's duty of loyalty to the corporation or its stockholders;

- for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

- under Section 174 of the General Corporation Law of the State of Delaware (relating to distributions by insolvent corporations); or

- for any transaction from which the director derived an improper personal benefit.

Our Restated Certificate of Incorporation and By-laws also provide that we may indemnify our directors and officers to the fullest extent permitted by Delaware law. A right of indemnification shall continue as to a person who has ceased to be a director or officer and will inure to the benefit of the heirs and personal representatives of such a person. The indemnification provided by our Restated Certificate of Incorporation and By-laws will not be deemed exclusive of any other rights that may be provided now or in the future under any provision currently in effect or hereafter adopted by our Restated Certificate of Incorporation or By-laws, by any agreement, by vote of our stockholders, by resolution of our directors, by provision of law or otherwise.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various costs and expenses in connection with the sale and distribution of the common stock being registered, other than the underwriting discounts and commissions. All amounts shown are estimates.

                                                   Amount to Be paid
        SEC Registration Fee                                $    370
        Printing and Edgarizing expenses                    $  1,500
        Legal fees and expenses                             $ 16,530
        Accounting fees and expenses                        $  5,000
        Transfer agent                                      $    500
        Stock certificates                                  $    300
        Miscellaneous                                       $    800

        Total                                               $ 25,000

RECENT SALES OF UNREGISTERED SECURITIES

On July 1, 2002, we issued 11,000,000 common shares in settlement of a loan payable to a related party in the amount of $60,017.

On July 1, 2002, we issued 75,000 common shares to each of 5 directors of the company for a total issuance of 375,000 shares with a total value of $2,047.

We signed an agreement that for the period November 1, 2002 to January 31, 2004 rent will be paid for by the issuance of 10,000 common shares per month in lieu of rent. 150,000 shares have been issued in satisfaction of this agreement. The shares were valued at a total of $15,000.

In April 2003, we issued 1,000,000 common shares to Stuart Turk for compensation and 1,000,000 shares of common stock to The Cellular Connection for use of equipment. The shares were valued at a total of $40,000.

In July 2003, we issued 1,000,000 common shares as consideration for services rendered by NFC Corporation. The shares were valued at a total of $82,000.

In July 2003, we issued 500,000 common shares as consideration for services rendered by 964434 Ontario Inc. The shares were valued at a total of $43,500.

On July 31, 2003, we issued 75,000 common shares to each of 5 directors and officers of the company for a total issuance of 375,000. The shares were valued at a total of $32,625.

On July 31, 2003, we issued 230,000 common shares to Stuart Turk for compensation. The shares were valued at a total of $20,010.

During the quarter ended October 31, 2003, we issued 2,374,223 common shares for a total consideration of $262,900 under the terms of its equity line of credit agreement. The difference between the fair market value of the shares at the time of their issue and the proceeds received on the issuance, $44,134, has been treated as a financing expense.

During the quarter ended January 31, 2004, we issued 2,625,777 common shares for a total consideration of $345,315 under the terms of its equity line of credit agreement. The difference between the fair market value of the shares at the time of their issue and the proceeds received on the issuance, $17,132 has been treated as a financing expense. The cost of issuing the shares of $3,041 will be treated as a reduction of the consideration received.

We issued 1,000,000 restricted common shares during November 2003 for consulting services. The shares were valued at a total of $145,000.

On November 20 2003, 200,000 common shares were issued for $10,000 upon the exercise of options.

In January 2004, we issued 900,000 common shares as consideration for services rendered by NFC Corporation. The shares were valued at a total of $117,000.

In January 2004, we issued 100,000 common shares as consideration for services rendered by 964434 Ontario Inc. The shares were valued at a total of $13,000.

On October 31, 2003, Stuart Turk was issued an option to acquire 500,000 common shares at an exercise price of $.05 per share with an expiry of July 15, 2008. The option was issued in consideration of services rendered to us. The value of the option has been estimated to be $65,287.

In November 2003, we issued Michael Levine an option to acquire 100,000 common shares at an exercise price of $.10 per share with an expiry of November 21, 2004. The option was issued in consideration of services to be rendered to us. The value of the option has been estimated to be $8,000.

On June 15, 2004, as part of the compensation for services rendered, we issued an option to 964434 Ontario, Inc. to acquire 1,250,000 common shares at an exercise price of $.05 per share with an expiry of July 31, 2005. The value of the option has been estimated to be $103,901.

In June 2004, we issued 279,134 shares of Series A Preferred Stock in exchange for 27,913,333 shares of common stock. The preferred shares were issued to Stuart Turk (135,800 shares) and The Cellular Connection Ltd. (143,334 shares).

On November 8, 2004, we issued 50,000 common shares and 50,000 warrants as consideration for services rendered by Uptick Capital. The shares were valued at a total of $45,000.

On November 8, 2004, we issued 60,000 common shares and 60,000 warrants as consideration for services rendered by 964434 Ontario Inc. The shares were valued at a total of $54,000.

On November 8, 2004, we issued 20,000 common shares and 20,000 warrants as consideration for services rendered by Michael Levine. The shares were valued at a total of $18,000.

On November 8, 2004, we issued 50,000 common shares and 50,000 warrants as consideration for services rendered by Gerry Sohl. The shares were valued at a total of $45,000.

On November 8, 2004, we issued 15,000 common shares as consideration for services rendered by John Pentony. The shares were valued at a total of $13,500.

On November 8, 2004, we issued 2,500 common shares as consideration for services rendered by Theodore Smith. The shares were valued at a total of $2,250.

On November 8, 2004, we issued 75,000 common shares and 50,000 warrants as consideration for services rendered by NFC Corporation. The shares were valued at a total of $67,500.

On November 8, 2004, we issued 75,000 common shares and 50,000 warrants as consideration for services rendered by Gary Geraci. The shares were valued at a total of $67,500.

On November 8, 2004, we issued 75,000 common shares and 50,000 warrants as consideration for services rendered by Richard McCaffrey. The shares were valued at a total of $67,500.

On November 8, 2004, we issued 75,000 common shares and 50,000 warrants as consideration for services rendered by Wells & Co Inc. The shares were valued at a total of $67,500.

On March 23, 2005 we issued 17,500 common shares as consideration for services rendered by John Pentony. The shares were valued at a total of $23,975.

On March 23, 2005 we issued 2,000 common shares as consideration for services rendered by Steven Gryfe. The shares were valued at a total of $2,740.

On May 9, 2005 we issued 10,000 common shares as consideration for services rendered by David Childs. The shares were valued at a total of $10,800.

On May 9, 2005 we issued 25,000 common shares as consideration for services rendered by Doug Clark. The shares were valued at a total of $27,000.

On May 9, 2005 we issued 7,500 common shares as consideration for services rendered by Tony Diveronica. The shares were valued at a total of $8,100.


On May 9, 2005 we issued 25,000 common shares as consideration for services rendered by Jennifer Gardiner. The shares were valued at a total of $27,000.

On May 9, 2005 we issued 5,000 common shares as consideration for services rendered by Thirusenthil Navaratnarajh. The shares were valued at a total of $5,400.

On May 9, 2005 we issued 5,000 common shares as consideration for services rendered by Caroline Pilgrim. The shares were valued at a total of $5,400.

On May 9, 2005, we issued 20,000 common shares and 50,000 warrants as consideration for services rendered by Al Kau. The shares were valued at a total of $21,600.

On May 26, 2005, we issued 75,000 common shares and 75,000 warrants as consideration for services rendered by Brett Gold. The shares were valued at a total of $60,000.

On May 26, 2005, we issued 100,000 common shares to Frank Abate as part of the transaction with Infinity. The shares were valued at a total of $80,000.

On July 29, 2005, we issued 1,250,000 common shares as consideration for Infinity Technologies Inc. in trust to Keyser Mason Ball, LLP. The shares were valued at a total of $1,250,000.

On August 11, 2005, we issued 200,000 common shares as consideration for Infinity Technologies Inc. key employees in trust to Keyser Mason Ball, LLP. The shares were valued at a total of $214,000.

On August 11, 2005, we issued 50,000 common shares and 50,000 warrants as consideration for services rendered by Nadav Elituv. The shares were valued at a total of $53,500.

On July 14, 2005, we entered into a convertible financing facility with Laurus Master Fund, Ltd. for up to $5,500,000. The facility consists of
(i) a $500,000 Secured Convertible Note, (ii) a Secured Convertible Minimum Borrowing Note, and (iii) and a Secured Revolving Note (collectively, the "Notes"). The Notes are secured by a security interest in substantially all of our assets. The facility terminates on July 14, 2008.

Additionally, we issued to Laurus common stock purchase warrants to purchase up to 1,420,000 shares of our common stock at a price of $0.65 per share. The warrants expire on July 14, 2012.

The Secured Note matures on July 14, 2008 and is convertible into our common stock, under certain conditions, at a price of $0.50, subject to adjustment. The Secured Note has an interest rate equal to the Wall Street Journal prime rate plus 2%. The interest rate will not be lower than 8% based on movements in the prime rate. Under the terms of the Secured Note, we must make monthly payments plus accrued and unpaid interest beginning August 1, 2005. Under certain conditions set forth in the Secured Note, Laurus will be required to convert into shares of common stock all or a portion of their monthly payment. In the event that all or a portion of the monthly payment is paid in cash, then we must pay Laurus 103% of the cash amount.

Etorre Naccarato, as co-owner of Island Corporation, received 25,000 restricted shares on October 24, 2005, and 475,000 restricted shares on January 9, 2006. These shares were issued as part of our acquisition of Island Corporation, and Mr. Naccarato is now an employee of our company.

Pasadena Capital Partners received 23,500 restricted shares for investor relations services on November 11, 2005.

Dutchess Private Equities receive 180,000 restricted shares on December 1, 2005 and 280,000 restricted shares on January 5, 2006 in connection with promissory notes our company entered into with Dutchess.

Shazamstocks Inc. received 30,000 restricted shares on December 15, 2005 for investor relations services.

Roche Belisle ,a former employee of Island Corporation, received 7,500 restricted shares on January 9, 2006 as part of our acquisition of Island Corporation. Mr. Belisle is now an employee of our company.

Brian McGillis, a former employee of Island Corporation, received 10,000 restricted shares on January 9, 2006 as part of our acquisition of Island Corporation. Mr. McGillis is now an employee of our company.

Carlos Ventura, an employee, received 100,000 restricted shares on 01/09/06 as a bonus for introducing us to Island Corporation.

Robin Ricalis, a former employee of Island Corporation, received 37,500 restricted shares on January 9, 2006 as part of our acquisition of Island Corporation. Ms. Ricalis is now an employee of our company.

Zhou Wei, a former employee of Island Corporation, received 5,000 restricted shares on January 9, 2006 as part of our acquisition of Island Corporation. Mr. Wei is now and employee of our company.

Shazamstocks Inc. received 200,000 restricted shares on January 27, 2006 for investor relations services.

Vance Pierre purchased 312,500 restricted shares and 312,500 Series "D" warrants on January 31, 2006 for $100,000.

John Annis an employee , received 100,000 restricted shares on January 31, 2006 as a bonus for introducing us to Solutions in Computing, Inc.

Aaron Shrira purchased 187,500 restricted shares and 187,500 Series "D" warrants on February 2, 2006 for $60,000.

Solutions In computing Inc. , received 700,000 restricted shares on January 31, 2006 as part of our acquisition of Solutions In computing Inc


The securities issued in the foregoing transactions were undertaken under Rule 506 of Regulation D under the Securities Act of 1933, as amended, by the fact that:

- the sale was made to a sophisticated or accredited investor, as defined in Rule 502;

- we gave the purchaser the opportunity to ask questions and receive answers concerning the terms and conditions of the offering and to obtain any additional information which we possessed or could acquire without unreasonable effort or expense that is necessary to verify the accuracy of information furnished;

- at a reasonable time prior to the sale of securities, we advised the purchaser of the limitations on resale in the manner contained in Rule 502(d)2;

- neither we nor any person acting on our behalf sold the securities by any form of general solicitation or general advertising; and

- we exercised reasonable care to assure that the purchaser of the securities is not an underwriter within the meaning of Section 2(11) of the Securities Act of 1933 in compliance with Rule 502(d).

EXHIBITS

2.1 Memorandum of Agreement between the Company and Elaine Abate, John Abate, Gerhard Schmid, Frank Abate, 1066865 Ontario Inc, and Infinity Technologies Inc., dated July 19, 2005 (included as Exhibit 2.1 to the Form 8-K filed July 22, 2005, and incorporated herein by reference).

2.2 Memorandum of Agreement between the Company, Norman Drolet and Ettore Naccarato, 2Film Technologies Inc. and Island Corporation, dated January 10, 2006 (included as Exhibit 2.1 to the Form 8-K filed January 12, 2006, and incorporated herein by reference).

2.3 Purchase Agreement between the Company and Solutions In Computing, Inc. dated January 31, 2006 (included as Exhibit 2.1 to the Form 8-K filed February 6, 2006, and incorporated herein by reference).

3.1 Restated Certificate of Incorporation (included as Exhibit 3.4 to the Form 10-KSB filed October 27, 2004, and incorporated herein by reference).

3.2 By-laws (included as Exhibit 3.4 to the Form SB-2 filed May 24, 2001, and incorporated herein by reference).

3.3 Certificate of Amendment of the Certificate of Incorporation (included as Exhibit 3.5 to the Form 10-KSB filed October 27, 2004, and incorporated herein by reference).

4.1 Registration Rights Agreement between the Company and Dutchess Private Equities Fund, L.P., dated February 27, 2004 (included as Exhibit 10.3 to the Form SB-2 filed February 27, 2004, and incorporated herein by reference).

4.2 Certificate of Designation of Series A Convertible Preferred Stock (included as Exhibit 4.1 to the Form 10-KSB filed October 27, 2004, and incorporated herein by reference).

4.3 Form of Series C Common Stock Purchase Warrant (included as Exhibit 4.2 to the Form SB-2 filed November 19, 2004, and incorporated herein by reference).

4.4 Promissory Note between the Company and Dutchess Private Equities Fund, II, L.P., dated March 7, 2005 (included as Exhibit 10.5 to the Form 10-QSB filed March 10, 2005, and incorporated herein by reference).

4.5 Master Security Agreement between the Company and Laurus Master Fund, Ltd., dated July 14, 2005 (included as Exhibit 4.5 to the
        Form 8-K filed July 20, 2005, and incorporated herein by reference).

4.6    Share Pledge Agreement between the Company and Laurus Master
        Fund, Ltd., dated July 14, 2005 (included as Exhibit 4.6 to the
        Form 8-K filed July 20, 2005, and incorporated herein by reference).

4.7 Subsidiary Guaranty between the Company and Laurus Master Fund, Ltd., dated July 14, 2005 (included as Exhibit 4.8 to the Form 8-K filed July 20, 2005, and incorporated herein by reference).

4.8 Funds Escrow Agreement between the Company and Laurus Master Fund, Ltd., dated July 14, 2005 (included as Exhibit 4.9 to the Form 8-K filed July 20, 2005, and incorporated herein by reference).

4.9 Forbearance Agreement between the Company and Laurus Master Fund, Ltd., dated July 14, 2005 (included as Exhibit 4.10 to the Form 8-K filed July 20, 2005, and incorporated herein by reference).

4.10 Joinder Agreement between the Company and Laurus Master Fund, Ltd., dated July 20, 2005 (included as Exhibit 4.11 to the Form 8-K filed July 20, 2005, and incorporated herein by reference).

4.11 Promissory Note between the Company and Elaine Abate, John Abate, and Gerhard Schmid, dated July 19, 2005 (included as Exhibit 4.1 to the Form 8-K filed July 22, 2005, and incorporated herein by reference).

4.12 Promissory Note between the Company and Dutchess Private Equities Fund, L.P. and Dutchess Private Equities Fund, II, L.P., dated November 30, 2005 (included as Exhibit 4.1 to the Form 8-K filed December 5, 2005, and incorporated herein by reference).

4.13 Promissory Note between the Company and Dutchess Private Equities Fund, L.P. and Dutchess Private Equities Fund, II, L.P., dated
        January 6, 2006 (included as Exhibit 4.1 to the Form 8-K filed January 12, 2006, and incorporated herein by reference).

4.14 Promissory Note between the Company and Norman Drolet and Ettore Naccarato dated January 10, 2006 (included as Exhibit 4.1 to the Form 8-K filed January 12, 2006, and incorporated herein by reference).

4.15 Amended and Restated Secured Convertible Term Note between the Company and Laurus Master Fund, Ltd., dated January 13, 2006 (included as
        Exhibit 4.1 to the Form 8-K filed January 30 2006, and incorporated herein by reference).

4.16 Amended and Restated Secured Revolving Note between the Company and Laurus Master Fund, Ltd., dated January 13, 2006 (included as Exhibit
        4.2 to the Form 8-K filed January 30, 2006, and incorporated herein by reference).

4.17 Amended and Restated Secured Convertible Minimum Borrowing Note between the Company and Laurus Master Fund, Ltd., dated January 13, 2006 (included as Exhibit 4.3 to the Form 8-K filed January 30, 2006, and incorporated herein by reference).

4.18 Amended and Restated Security Purchase Agreement between the Company and Laurus Master Fund, Ltd., dated January 13, 2006 (included as
        Exhibit 4.4 to the Form 8-K filed January 30, 2006 and incorporated herein by reference).

4.19 Amended and Restated Form of Common Stock Purchase Warrant between the Company and Laurus Master Fund, Ltd., dated January 13, 2006 (included as Exhibit 4.5 to the Form 8-K filed January 30, 2006 and incorporated herein by reference).

4.20 Amended and Restated Registration Rights Agreement between the Company and Laurus Master Fund, Ltd., dated January 13, 2006 (included as
        Exhibit 4.6 to the Form 8-K filed January 30, 2006, and incorporated herein by reference).

4.21 Promissory Note between the Company and Val Silva, dated February 2, 2006 (include as Exhibit 4.1 to the Form 8-K filed February 6, 2006 and Incorporated herein by reference).

4.22    Form of Series "D" Common Stock Purchase Warrant

5.1*    Opinion re: legality of Amy M Trombly, Esq.

10.1 Consulting Agreement between the Company and Katherine Evans, dated November 17, 2003 (included as Exhibit 10.6 to the Form S-8 filed November 28, 2003, and incorporated herein by reference).

10.2 Investment Agreement between the Company and Dutchess Private Equities Fund, L.P., dated February 27, 2004 (included as Exhibit 10.2 to the Form SB-2 filed February 27,2004, and incorporated herein by reference).

10.3 Placement Agent Agreement between the Company, Dutchess Private Equities Fund, L.P. and Charleston Capital Securities, Inc., dated February 27, 2004 (included as Exhibit 10.4 to the Form SB-2 filed February 27, 2004, and incorporated herein by reference).

10.4 Consulting Agreement between the Company and DC Design, dated March 10, 2004 (included as Exhibit 10.2 to the Form S-8 filed March 10, 2004, and incorporated herein by reference).

10.5 Consulting Agreement between the Company and David Walt, dated March 11, 2004 (included as Exhibit 10.1 to the Form S-8 filed June 17, 2004, and incorporated herein by reference).

10.6 Consulting Agreement between the Company and Michael Levine, dated March 11, 2004 (included as Exhibit 10.2 to the Form S-8 filed June 17, 2004, and incorporated herein by reference).

10.7    Consulting Agreement between the Company and Thirusenthil
        Navaratnarajh, dated March 11, 2004 (included as Exhibit 10.3 to the Form S-8 filed June 17, 2004, and incorporated herein by reference).

10.8 Consulting Agreement between the Company and 964434 Ontario Inc., dated June 15, 2004 (included as Exhibit 10.5 to the Form S-8 filed June 17, 2004, and incorporated herein by reference).

10.9 Consulting Agreement between the Company and Jack Tepperman, dated June 15, 2004 (included as Exhibit 10.6 to the Form S-8 filed
        June 17, 2004, and incorporated herein by reference).

10.10 Letter of Intent between the Company and Infinity Technologies Inc. for the Acquisition of Infinity Technologies Inc. dated May 31, 2005 (included as Exhibit 10.1 to the Form 8-K filed June 6, 2005, and incorporated herein by reference).

10.11   Asset Sale Agreement between the Company and Vital Products,
        Inc., dated July 5, 2005 (included as Exhibit 10.1 to the
        Form 8-K filed July 5, 2005, and incorporated herein by reference).

10.12 Letter of Intent between the Company and Island Corporation, dated October 21, 2005 (included as Exhibit 10.1 to the Form 8-K filed October 24, 2005, and incorporated herein by reference).

21.1    Subsidiaries of the Registrant (previously filed)

23.1    Consent of Independent Auditors

23.2    Consent of Independent Auditors

23.3*   Consent of Counsel (contained in Exhibit 5.1)

_________________________
*  To be filed by amendment

UNDERTAKINGS

The  Registrant  hereby  undertakes  that  it  will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)  Include  any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)Include any additional or changed material information on the plan of distribution.

(2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bonafide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorized this to the registration statement to be signed on its behalf by the undersigned, in the city of Concord, Province Ontario, Country of Canada, on February 21, 2006.


                                                   ON THE GO HEALTHCARE, INC.


                                                   By:/s/ Stuart Turk
                                                   --------------------------
                                                   Stuart Turk, President


        In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and in the dates stated:


Signature                       Title                                   Date


By:/s/ Stuart Turk                                                  02/21/2006
------------------------        President, Chief Executive Officer, ----------
Stuart Turk                     Chairman and Director


By:/s/ Evan Schwartzberg        Chief Financial Officer and         02/21/2006
------------------------        Accounting Officer                  ----------
Evan Schwartzberg


By:/s/ Ralph Magid              Director                            02/21/2006
------------------------                                            ----------
Ralph Magid


By:/s/ Randal A. Kalpin         Director                            02/21/2006
------------------------                                            ----------
Randal A. Kalpin